EXHIBIT 2.1(a)

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ASSET PURCHASE AGREEMENT
AMONG
SEASPINE HOLDINGS CORPORATION,
N.L.T SPINE LTD.
AND
NLT SPINE, INC.
August 17, 2016

Page

ARTICLE 1	DEFINITIONS	1
1.1	Definitions	1
1.2	Interpretation	15
ARTICLE 2	PURCHASE AND SALE	16
2.1	Purchase and Sale	16
2.2	Assets Not to be Transferred	18
2.3	Liabilities and Obligations	18
2.4	Consideration	19
2.5	Milestone Payments	19
2.6	Contingent Asset Purchase Payments	20
2.7	Seller Acknowledgement; Setoff Rights	22
2.8	Transfer Taxes	22
2.9	Allocation of Purchase Price	23
2.1	Withholding	23
ARTICLE 3	CLOSINGS	23
3.1	The Initial Closing	23
3.2	The Subsequent Closing	25
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF SELLER	27
4.1	Organization	27
4.2	Authorization	27
4.3	Taxes	28
4.5	Compliance with Laws	29
4.6	Governmental Permits	30
4.7	Title to Purchased Assets	30
4.8	Intellectual Property	30
4.9	No Accounts Receivable; No Inventory; Books of Account	33
4.1	Contracts	33
4.11	No Litigation	34
4.12	Environmental Matters	34

i

(continued)
Page

4.13	No Finder	34
4.14	No Customers	35
4.15	Seller Financial Statements	35
4.16	No Changes	35
4.17	Insurance	35
4.18	FDA and Regulatory Matters	35
4.19	Products; Product Liability	37
4.20	No Royalties or Similar Payments to Third Parties	38
4.21	Investment Representations	38
4.22	Representations by Non-U.S. Persons	41
4.23	Solvency	41
4.24	Full Disclosure	41
ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER	41
5.1	Organization of Buyer	42
5.2	Authorization	42
5.3	Non-Contravention; Consents	42
5.4	Capitalization; Valid Issuance	42
5.5	Buyer SEC Documents; Financial Statements	42
5.6	No Finder	43
ARTICLE 6	ACTIONS PRIOR TO THE CLOSING DATES	43
6.1	Approval of Shareholders	43
6.2	Investigation of the Medical Device Business by Buyer	43
6.3	Preserve Accuracy of Representations and Warranties	44
6.4	Third Parties; Governmental Approvals	44
6.5	Notice of Certain Matters	45
6.6	Conduct of Medical Device Business	45
6.7	Conduct of Medical Device Business through the Subsequent Closing	46
6.8	No Solicitation	47
6.9	OCS Transfer Amount	47

ii

(continued)
Page

ARTICLE 7	ADDITIONAL AGREEMENTS	47
7.1	Taxes	47
7.2	Use of Names	48
7.3	Restrictions on Securities; Lock-Up; Clawback	49
7.4	Listing	50
7.5	Qualifying Infringement Awards	50
ARTICLE 8	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	51
8.1	Initial Closing	51
8.2	Subsequent Closing	52
ARTICLE 9	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER	52
9.1	Initial Closing	53
9.2	Subsequent Closing	53
ARTICLE 10	TERMINATION	54
10.1	Termination	54
10.2	Notice of Termination	55
10.3	Effect of Termination	55
ARTICLE 11	INDEMNIFICATION	55
11.1	Indemnity	55
11.2	Indemnification Claims	57
11.3	Resolution of Conflicts	57
11.4	Third-Party Claims	57
11.5	Limitations on Indemnity	58
11.6	Effect of Investigation	59
11.7	Miscellaneous	59
11.8	Exclusive Remedy	59
ARTICLE 12	GENERAL PROVISIONS	60
12.1	Confidentiality	60
12.2	No Public Announcements	60
12.3	Notices	60

iii

(continued)
Page

12.4	Successors and Assigns	61
12.5	Access to Records after Closing Date	62
12.6	Entire Agreement; Amendments	62
12.7	Interpretation	62
12.8	Waivers	62
12.9	Expenses	62
12.1	Payments	62
12.11	Partial Invalidity	63
12.12	Specific Enforcement	63
12.13	Execution in Counterparts	63
12.14	Further Assurances	63
12.15	Governing Law	64
12.16	Effect of Due Diligence	64
12.17	No Third-Party Beneficiaries	64
12.18	Attorneys’ Fees	64

iv

EXHIBITS:

Exhibit A    Executed Written Consent
Exhibit B    Escrow Agreement
Exhibit C    Exclusive License Agreement
Exhibit D    Seller Non-Competition and Non-Solicitation Agreement
Exhibit E    Transition Services Agreement

v

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of August 17, 2016, is entered into by and between SeaSpine Holdings Corporation, a Delaware corporation (“Buyer”), N.L.T Spine Ltd., a company organized under the laws of the State of Israel ( “Seller Parent”) and NLT Spine, Inc., a Delaware corporation (“Seller Subsidiary”; Seller Parent and Seller Subsidiary are collectively referred to herein as “Seller” and a reference to “Seller” herein shall include within it a reference to each of Seller Parent and Seller Subsidiary).
RECITALS
WHEREAS, Seller owns certain assets in connection with the ownership, design, development, manufacture, marketing and commercial exploitation by Seller of medical devices which are being developed by Seller, including, without limitation, Seller’s products designated by Seller as “PROW FUSION,” “PROW FUSION-V,” “PROW FUSION-L,” and “eSPIN”(collectively, the “Medical Device Business”).
WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell, and Buyer desires to buy, all of Seller’s right, title and interest in and to substantially all of the assets used in or necessary for the operation of the Medical Device Business to date.
WHEREAS, prior to or simultaneously with the execution of this Agreement, in order to induce Buyer to enter into this Agreement, U.M Accelmed, Limited Partnership (“Accelmed”) and Peregrine (as defined in that certain Convertible Loan Agreement dated December 23, 2015 by and among the Company, Accelmed and Peregrine (as defined therein)) (the “Consenting Shareholders”) have delivered to Buyer an executed written consent of the Consenting Shareholders attached hereto as Exhibit A (the “Executed Written Consent”) approving, among other things, this Agreement and the transaction contemplated hereby, and waiving any rights to block or otherwise prevent the transaction contemplated hereby.
NOW, THEREFORE, in consideration of the premises and the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1

DEFINITIONS

1.1    Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.
“*** PROW FUSION-V FDA Clearance” means, with respect to the *** PROW FUSION-V product, written notification from the FDA that all sizes and configurations within the *** PROW

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FUSION-V Product Family (as such sizes and configurations are specified in the definition of such term, and taking into account the tolerance thereto referred to in such term) have been cleared to be marketed in the United States under Section 510(k) of the FDCA without conditions or with customary conditions that are commercially reasonable (meaning similar in scope to predicate devices).
“*** PROW FUSION-V Family” means the *** PROW FUSION-V product with parallel expansion feature having the following specifications: for the parallel expansion version: (i) width: ***; (ii) lordotic options: ***; (iii) lengths: small (***), medium (***) and large (***); and (iv) height expansion: small (***), medium (***) and large (***); and the *** PROW FUSION-V product with angular expansion feature having the following specifications: (i) width: **;; (ii) lordotic options: small (***), medium (***) and large (***) (iii) lengths: small (***), medium (***) and large (***); and (iv) initial height: ***.
All the specifications above have a *** tolerance. Buyer and Seller may mutually agree to amend the above specifications during the product development process.
“AAA” has the meaning specified in Section 12.15(b).
“Additional Agreements” means the Initial Closing Additional Agreements and the Subsequent Closing Additional Agreements.
“Affiliate” means, as to any Person, any other Person which is controlling, controlled by or under common control with such Person. For the purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, including, without limitation, through the ownership of voting securities, having the power to elect a majority of the board of directors or other governing body of such Person, by contract or otherwise.
“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement dated as of the Initial Closing Date, by and between Buyer and Seller, in a form mutually acceptable to Buyer and Seller acting reasonably and in good faith.
“Assignments of Patents” means those certain Assignments of Patents dated as of the Subsequent Closing Date, by and between Buyer and Seller, in forms for each applicable jurisdiction mutually acceptable to Buyer and Seller acting reasonably and in good faith.
“Assumed Liabilities” has the meaning specified in Section 2.3(a).
“Business Day” means any day, other than Friday, Saturday, Sunday, or such days on which commercial banks in the State of California or Tel Aviv, Israel are required or authorized by applicable Legal Requirements to remain closed.
“Buyer” has the meaning specified in the first paragraph of this Agreement.
“Buyer Affiliates” has the meaning specified in Section 11.1(a).

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Buyer Medical Device Products” means any medical devices owned, designed, developed, manufactured, marketed, sold or commercially exploited by Buyer, its Affiliates or their respective authorized licensees that incorporate or exploit the Medical Device Intellectual Property.
“Buyer OCS Payment Election” has the meaning specified in Section 8.2(f).
“Buyer Preferred Stock” has the meaning specified in Section 5.4.
“Buyer SEC Documents” has the meaning specified in Section 5.5(a).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Claimed Amount” has the meaning specified in Section 11.2(a).
“Claims Period” has the meaning specified in Section 11.2(c).
“Closing” has the meaning specified in Section 3.2(a).
“Closing Date” has the meaning specified in Section 3.2(a).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Combination Product” means a sale unit, which consists of more than one medical product, each of which could have been sold independently to the same end-user, which are sold as a bundle as one sale unit and at a bundled price which relates to the entire sale unit, provided that at least one of such medical products is an Interbody Product or a Non-Interbody Product and at least one of such medical products is not an Interbody Product or a Non-Interbody Product.
“Common Stock” means the common stock of Buyer, $0.01 par value per share.
“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of November 20, 2015 by and between Buyer and Seller.
“Consenting Shareholders” has the meaning specified in the recitals to this Agreement.
“Contingent Asset Purchase Payment” and “Contingent Asset Purchase Payments” have the meanings specified in Section 2.6(a).
“Credits” means the amount of (i) all royalties or other similar payments payable by Buyer or any of its Affiliates to any consultant or advisor of the Seller, including, without limitation, any royalties that may be payable to *** and/or ***, it being understood, for further clarity, that, solely to the extent that such liabilities are not taken as Credits by Buyer, any all liabilities under any such consulting agreements or arrangements are Retained Liabilities hereunder (provided that any royalties or similar payments which are payable as a result of any agreement of Buyer (or an Affiliate of Buyer) shall not be taken into

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

account for purposes of this clause (i)); and (ii) *** of all royalties or other similar payment amounts paid to third parties by Buyer for Buyer to acquire third-party licenses or other similar rights which are necessary in order for Buyer or its Affiliates to own, manufacture, market or commercially exploit any Current Products (without taking into account any modifications, enhancements, or improvements thereto) without infringing rights held by such third party.
“Current Products” means each of “PROW FUSION,” “PROW FUSION-V,” “PROW FUSION-L,” and “eSPIN,” in each, case, in the versions that have been cleared by the FDA or are pending in the Seller's applicable updated filings under Section 510(k) of the FDCA, as of the date hereof.
“Deflection Mechanism Device” means each of: (i) a discectomy or tissue grinder device comprised of a deflectable tip, which device implements a deflection and tissue grinding principle which is similar in design and function to the deflection and tissue grinding principle which is implemented in the eSPIN device. By way of non-limiting example, see US patent 8,845,638; or (ii) a segmented implantable device inserted along a rigid guide, and then deflected so as to follow a predefined path; provided that such segmented implantable device implements a deflection principle which is similar in design and function to the deflection principle which is implemented in the PROW FUSION device. By way of non-limiting example, see US patent 7,503,920.
“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other third party rights or third-party restrictions of any kind.
“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon), each as amended and as now or hereafter in effect.
“Environmental Lien” means any lien, whether recorded or unrecorded, in favor of any Governmental Body, relating to any liability of Seller arising under any Environmental and Safety Requirements.
“Escrow Agent” means ESOP Management and Trust Services Ltd.
“Escrow Agreement” means that certain Escrow Agreement dated prior to or as of the Shares Issuance Date, by and among Buyer, Seller and the Escrow Agent, in substantially the form attached hereto as Exhibit B.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning specified in Section 2.2.
“Excluded Intellectual Property” means all of the following intellectual property used in the Excluded Operations, except for intellectual property that is included in the Purchased Assets: (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (b) ideas and conceptions of patentable subject matter, including without limitation, any patent disclosures, whether or not made the subject of a pending patent application or applications; (c) all worldwide statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by law, multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application; (d) trademarks, service marks, trade dress, logos, trade names and corporate names, including all of the goodwill associated therewith, whether or not registered, including all common law rights and registrations and applications for registration thereof; (e) copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by law, multinational treaties or conventions; (f) trade secrets and confidential, technical information (including confidential ideas, formulas, compositions, inventions and conceptions of inventions, whether patentable or unpatentable); (g) technology (including know‑how and show‑how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works, whether secret or confidential or not; (h) copies and all tangible embodiments of all of the foregoing, in whatever form or medium; (i) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, inter alia, for any of the intellectual property rights listed or described above; and (j) all rights to sue for and recover and retain damages, costs or attorneys’ fees for present and past infringement of any of the intellectual property rights described above.
“Excluded Operations” means the ownership, design, development, manufacture, marketing and commercial exploitation by Seller of products other than Medical Device Products.
“Exclusive License Agreement” means that certain Exclusive License Agreement dated as of the Initial Closing Date, by and between Buyer and Seller, in substantially the form attached hereto as Exhibit C.
“Executed Written Consent” has the meaning specified in the recitals to this Agreement
“Expansion Mechanism Device” means any of: (i) an implantable device formed from a base interconnected at hinges with a sequence of segments wherein (A) the device is inserted in a low profile state with the sequence of segments substantially closed against the base, (B) the base is then shortened, shortening a distance between the ends of the sequence of segments, thereby deflecting at least part of the sequence of segments to move away from, or increase an angle relative to, the base and (C) the device implements an expansion principle which is similar in design and function to the expansion principle which is implemented in the PROW FUSION-V device. By way of non-limiting example, see US patent 9,005,291 or PCT application WO2016/063283; (ii) an implantable device comprising a constant length backbone connected to one or more deflectable pieces, and an angular expansion mechanism that increases an angle between the backbone and the deflectable piece(s) wherein the device implements an expansion principle which is similar in design and function to the expansion principle which is implemented in the PROW FUSION-L device. By way of non-limiting example, see PCT application WO2015/087285 ; (iii) an expansion mechanism based on pin-and-slots or rotating "cams" as depicted in US Patent Application No. 62/221,145; and (iv) an implantable device inserted into a patient's body as a closed loop, and opened inside the patient's body to form an enclosed volume, as depicted in US Patents 8,986,388 and 8,777,993.
“FCPA” has the meaning specified in Section 4.5(b).
“FDA” means the United States Food and Drug Administration.
“FDA Clearances” means each of the PROW FUSION-L FDA Clearance and the 9mm PROW FUSION-V FDA Clearance.
“FDCA” means the Food, Drug and Cosmetic Act (21 U.S.C. § 301, et seq.).
“Financial Statements” has the meaning specified in Section 4.15.
“First Interbody Commercialization Date” shall mean the date of consummation of the first bona fide commercial sale (including alpha sales) by Buyer, or an Affiliate thereof, to a non-Affiliate, of any Interbody Product.
“First Non-Interbody Commercialization Date” shall mean the date of consummation of the first bona fide commercial sale (including alpha sales) by Buyer, or an Affiliate thereof, to a non-Affiliate of any Non-Interbody Product.
“First Milestone” means the *** Successful implantation of a “PROW FUSION-V” product within the Prow Fusion-V Product Family.
“First Milestone Payment” has the meaning specified in Section 2.5(a).
“Fourth Milestone” means the later to occur of: (i) the *** Successful implantation of a product within the PROW FUSION-V Product Family and (ii) the *** Successful implantation of a product within the PROW FUSION-L Product Family.
“Fourth Milestone Payment” has the meaning specified in Section 2.5(d).
“Fundamental Representations” has the meaning specified in Section 11.5.
“GAAP” means the United States generally accepted accounting principles.

“Governmental Body” means any foreign, national, federal, state, county, local, or district governmental body, public authority or public agency or any other political subdivision, public corporation or governmental or regulatory authority of the foregoing, whether foreign or domestic.
“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the OCS, the Investment Center of the Ministry of the Economy and Industry, the Israel Tax Authority (solely with respect to “benefit” or “approved” enterprise status or similar programs), the State of Israel, and any other bi- or multi-national grant program, framework or foundation (including the BIRD foundation) for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Body.
“Governmental Order” means any judgment, order, award or decree of any foreign, national, federal, state, local or other court or tribunal, or any Governmental Body and any award in any arbitration proceeding.
“Governmental Permits” has the meaning specified in Section 4.6(a).
“Healthcare Laws” has the meaning specified in Section 4.18(b).
“Healthcare Regulatory Agency” has the meaning specified in Section 4.18(a).
“Healthcare Regulatory Permits” has the meaning specified in Section 4.18(a).
“HIPAA” has the meaning specified in Section 4.18(b).
“IMH” means the Israeli Ministry of Health.
“Indebtedness” means, with respect to any Person, any indebtedness, secured or unsecured, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), and evidenced by bonds, notes, debentures or similar instruments or letters of credit, to the extent of the face value thereof (or, in the case of evidence of indebtedness issued at a discount, the current accredit value thereof) or (b) representing the balance deferred and unpaid of the purchase price of property or services (other than accounts payable (including trade payables) in the ordinary course of business) and shall also include, to the extent not otherwise included, (i) any capitalized lease obligations and (ii) the face value of guaranties of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor).
“Indemnified Person” has the meaning specified in Section 11.2(a).
“Indemnifying Person” has the meaning specified in Section 11.2(a).
“Infringement Award” has the meaning specified in Section 7.5.
“Initial Closing” has the meaning specified in Section 3.1(a).

“Initial Closing Additional Agreements” means all agreements (including exhibits), instruments and documents being or to be executed and delivered under this Agreement or in connection herewith at the Initial Closing, including, but not limited to the following: (i) the Assignment and Assumption Agreement; (ii) the Initial Closing Bill of Sale; (iii) the Seller Non-Competition and Non-Solicitation Agreement; (iv) the Exclusive License Agreement; and (v) the Transition Services Agreement.
“Initial Closing Bill of Sale” means a Bill of Sale dated as of the Initial Closing Date, by and between Buyer and Seller, relating to the sale of certain of the Purchased Assets at the Initial Closing, in a form mutually acceptable to Buyer and Seller acting reasonably and in good faith.
“Initial Closing Cash Consideration” has the meaning specified in Section 2.4(a).
“Initial Closing Purchased Assets” means all the Purchased Assets, other than Medical Device Intellectual Property.
“Initial Closing Date” has the meaning specified in Section 3.1(a).
“Integrated Technology Product” means an Interbody Product or Non-Interbody Product that incorporates intellectual property regarding which, in exchange for the right to use, Buyer (or an Affiliate of Buyer) is obligated to pay to a third party a license, royalty, milestone or other payment.
“Interbody Product” means an interbody expandable or deflectable Buyer Medical Device Product that (i) is an Expansion Mechanism Device or a Deflection Mechanism Device, or (ii) is subject, at the time of the applicable sale of such Buyer Medical Device Product, to a claim of one or more then-currently issued, unexpired patents included in the Purchased Assets (including a patent which was in the application phase on the date of this Agreement and which was issued at any time thereafter), and which has not been finally revoked or held unenforceable or invalid by a decision of a court of Governmental Body or competent jurisdiction from which no appeal can be taken or with respect to which an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer, and which has not been lost through an interference proceeding or by abandonment; it being understood that a Buyer Medical Device Product shall be deemed “subject to a claim” ***.
“International Trade Law” means U.S., Israeli and other applicable jurisdictions’ statutes, laws and regulations applicable to international transactions, including the Export Administration Act, the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, U.S. Customs laws and regulations, the Foreign Asset Control Regulations, or the Israeli Trade with the Enemy Ordinance, 1939, Law Governing the Control of Commodities and Services, 5718-1957, Order Regarding the Engagement in Encryption

Items, 5735-1974, as amended, Declaration Governing the Control of Commodities and Services (Engagement in Encryption Items), 5735-1974, as amended, Import and Export Order (Control Of Dual-Purpose Goods, Services And Technology Exports), 5766-2006, and any regulations or orders issued thereunder.
“IRS” means the Internal Revenue Service of the United States of America.
“Knowledge of Seller”, “Seller’s Knowledge” or similar terms means the actual knowledge of a particular fact or other matter by each of the individuals set forth on Schedule 1.1(a) after reasonable inquiry, including the reasonable inquiry of such individual’s direct reports.
“Legal Requirements” means all foreign, national, federal, state and local laws, statutes, regulations, rules, codes, ordinances, enforceable judgments, injunctions, decrees, orders, permits, approvals, treaties, enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) and common law.
“Losses” has the meaning specified in Section 11.1(a).
“Material Adverse Effect” means any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, has or is reasonably likely to have a material adverse effect on (i) the Purchased Assets, or (ii) the Medical Device Business, or any change, circumstance or effect that would prevent or materially delay the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that no change, circumstance or effect resulting or arising from any of the following shall constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect exists, has occurred or would reasonably be likely to exist or occur: (a) any changes in general United States or general Israeli economic conditions, (b) conditions (or changes therein) in the medical device industry, (c) general legal, economic, political and/or regulatory conditions (or changes therein) in the United States or Israel, including any changes affecting financial, credit or capital market conditions in the United States or Israel, (d) any change in GAAP or interpretation thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Legal Requirements of or by any Governmental Body, (f) the execution of, and compliance with the terms of, this Agreement, or (g) any action consented to in writing by Buyer, provided, however, in the case of any of clauses (a), (b), (c), (d) and (e), such changes, circumstances or effects may be taken into account to the extent that such changes, circumstances or effects disproportionately impact Seller relative to other similarly situated companies operating in the medical device industry.
“Medical Device Business” has the meaning specified in the recitals to this Agreement.
“Medical Device Intellectual Property” means all of the intellectual property used by Seller (it being clarified that, other that with respect to the intellectual property that is the subject of the ***, any intellectual property developed or invented by or licensed to Seller shall be deemed “used” by Seller), or held for use, in the Medical Device Business, including, without limitation, to the extent used in the Medical Device Business, each of the following: (a) inventions which are not in the public domain, whether or not patentable, and whether or not yet made the subject of a pending patent application or applications; (b) ideas and conceptions of patentable subject matter, including without limitation, any patent disclosures, whether or not made the subject of a pending patent application or applications; (c) all worldwide statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by law, multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application (collectively, “Patents”); (d) trademarks, service marks, trade dress, logos, trade names and corporate names (including any and all rights to the names “PROW FUSION,” “PROW FUSION-V,” “PROW FUSION-L” and “eSPIN”), including all of the goodwill associated therewith, whether or not registered, including all common law rights and registrations and applications for registration thereof (collectively, “Trademarks”); (e) copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by law, multinational treaties or conventions (collectively, “Copyrights”); (f) trade secrets and confidential technical information (including confidential ideas, formulas, compositions, inventions and conceptions of inventions, whether patentable or unpatentable) (collectively, “Trade Secrets”); (g) technology (including know‑how and show‑how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works, whether secret or confidential or not (“Know-How”); (h) copies and all tangible embodiments of all of the foregoing, in whatever form or medium; (i) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, inter alia, for any of the intellectual property rights described above; and (j) all rights to sue for and recover and retain damages, costs or attorneys’ fees for present and past infringement of any of the intellectual property rights listed or described above.
“Medical Device Products” means any medical devices owned, designed, developed, manufactured, marketed or commercially exploited by Seller that incorporate or exploit Medical Device Intellectual Property.
“Milestone Payments” has the meaning specified in Section 2.5(a).
“Milestone Shares” has the meaning specified in Section 7.3(e).
“Net Sales” means the total amount actually received by Buyer or any of its Affiliates, with respect to sales of Interbody Products or Non-Interbody Products by Buyer or any of its Affiliates or their respective authorized licensees, as the case may be, to non-Affiliate third parties, less deduction of all of the following to the extent applicable to such sales: (a) all commissions payable in connection therewith, including, without limitation, commissions payable to Buyer’s (and its Affiliates’) sales personnel and sales representatives (other than sales personnel acting in a sales management capacity (e.g., area vice presidents and regional business managers)) and distributors; (b) all trade and quantity credits, charge backs from wholesalers or discounts to the extent such amounts are included in the original gross receipts, whether or not such amounts have been separately itemized as a part of the original gross receipts; (c) all amounts of freight insurance and other freight expenses included in any invoice; (d) all allowances or credits for returns or rejected Interbody Products or Non-Interbody Products to the extent such amounts are included in the original gross receipts; (e) all import, export, excise, sales, value added and use taxes, custom duties, freight and insurance to the extent such amounts are included in the original gross receipts or are otherwise paid by Buyer; and (f) all adjustments, allowances, credits, reimbursements, chargeback payments and rebates (or the equivalent thereof) granted to group purchasing organizations or other buying groups, managed health care organizations, health maintenance organizations or any other providers of health insurance coverage, health care institutions (including hospitals) or other health care organizations, or to foreign, national, federal, state/provincial, local and other governments, including their agencies, or to wholesalers, distributors or other trade customers for Interbody Products or Non-Interbody Products, in each case, to the extent such amounts are included in the original gross receipts, whether or not such amounts have been separately itemized as a part of the original gross receipts.
If an Interbody Product or Non-Interbody Product is sold as part of a Combination Product, the Net Sales for such Interbody Product or Non-Interbody Product for the purpose of calculating Contingent Asset Purchase Payments owed under this Agreement, shall be determined as follows: Buyer shall determine the actual Net Sales of such Combination Product and then such amount shall be multiplied by the fraction A/(A+B), where “A” is the then current invoice price of such Interbody Product or Non-Interbody Product, if sold separately, and “B” is the aggregate invoice price for each other device or product in the Combination Product, if sold separately. If the other device or product in the Combination Product is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction A/C where “A” is the then current invoice price of Interbody Product or Non-Interbody Product, if sold separately, and “C” is the invoice price of the Combination Product. If neither the Interbody Product or Non-Interbody Product nor the other device or product is sold separately, the adjustment to Net Sales shall be determined by Buyer and Seller together after a good faith conversation to reasonably reflect the fair market value of the contribution of such Interbody Product or Non-Interbody Product in the Combination Product to the total fair market value of such Combination Product. If Buyer and Seller are unable to reach an agreement, the parties shall jointly appoint a third party expert from one of the "Big Four" accounting firms that has not worked, within the last five years, with either of Buyer or Seller, to determine the adjustment that should be made to Net Sales in such a case. Each party shall submit a proposal to such third party expert, and the third party expert's decision shall be within the range determined by such proposals. The parties shall split the cost of the third party expert, provided, that if the third party expert's final decision is not within 25% of a party's proposal (and is within 25% of the other party’s proposal), such party shall bear the full cost of such third party expert.
With respect to Integrated Technology Products, if Buyer (or an Affiliate of Buyer) acquired from a third party the right, whether by license or otherwise, to use any Patents or Know-How incorporated in an Integrated Technology Product (a “Third Party License”), then Buyer shall deduct from Net Sales attributable to such Integrated Technology Product an amount equal to fifty percent (50%) of license, milestone, royalty and/or other payments made (when due and payable by Buyer) under such Third Party License. Notwithstanding the foregoing, in no event shall any such deduction of Net Sales attributable to such Integrated Technology Product reduce the amount payable as a Contingent Asset Purchase Payment to Seller at any payment date, by more than *** of the Net Sales upon which such Contingent Asset Purchase Payment is calculated.
“Non-Interbody Products” means any Buyer Medical Device Product that is not an Interbody Product and that is partially or fully developed following the Initial Closing.
“Non-U.S. Person” has the meaning specified in Section 4.21(d).
“OCS” means, as applicable, the Innovation Authority and Office of Chief Scientist, as applicable, of the Ministry of Economy of the State of Israel and affiliated authorities or programs (including without limitation the Incubator Administration, Tnufa, Nofar, Magnet and Magneton).
“OCS Conditional Approval” means a written approval/ruling from the OCS conditionally approving the transfer by Seller of the OCS Financed IP and any rights thereto outside of Israel to, inter alia, Buyer within twelve (12) months after the date thereof (or within eighteen (18) months after the date thereof pursuant to any amendment to such conditional approval effected in accordance with Section 6.4(b)) upon payment of the OCS Transfer Amount, free of any Encumbrances and other restrictions and conditions (other than the payment of the OCS Transfer Amount).
“OCS Financed IP” means any Medical Device Intellectual Property which is subject to the Law For the Encouragement of Research, and Development and Technological Innovation in Industry, 1984, as amended.
“OCS Preliminary Conditional Approval” means a written approval/ruling from the OCS, in response to a request made by Seller Parent to which the Exclusive License Agreement will be attached, whereby the OCS approves Seller Parent’s request to permit Buyer to manufacture, distribute and market Medical Device Products which incorporate OCS Financed IP, outside of Israel, as contemplated in the Exclusive License Agreement.
“OCS Transfer Amount” means an amount payable by Seller Parent to the OCS as set forth in the OCS Conditional Approval in order to permit the Seller Parent to lawfully transfer the OCS Financed IP and any rights thereto outside of Israel, provided that the OCS Conditional Approval shall provide that such amount shall equal the aggregate sum of funding provided by the OCS to Seller Parent to date (including funding provided through the OCS incubator program in which the Seller Parent participated), which sum (after deducting amounts repaid to the OCS to date) equals approximately $***, plus interest accrued thereon after July 21, 2016 (it being clarified that such interest shall continue to accrue until the date on which the OCS Transfer Amount is paid to the OCS). The breakdown of the sums comprising the OCS Transfer Amount, and the respective interest rates which are applicable thereto, are set forth on Schedule 1.1(b).
“OCS Transfer Amount Payment Deadline” means the deadline for payment of the OCS Transfer Amount as set forth in the OCS Conditional Approval (or any amendment to such OCS Conditional Approval effected in accordance with Section 6.4(b)) or as otherwise set by the OCS in the OCS Conditional Approval.

“Officer’s Certificate” has the meaning specified in Section 11.2(a).
“Participation Notice” has the meaning specified in Section 7.5.
“Participation Share” has the meaning specified in Section 7.5.
“Permitted Encumbrances” means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, suppliers, mechanics and materialmen and other like liens arising as a matter of law or in the ordinary course of business for sums not yet due and payable, and (c) negative pledges which do not impair the transfer of the Purchased Assets and which would not apply to Buyer or the Purchased Assets after the applicable Closing.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body or any other entity.
“PROW FUSION-L FDA Clearance” means, with respect to the PROW FUSION-L product, written notification from the FDA that all sizes and configurations intended for a lateral procedure within the PROW FUSION-L Product Family have been cleared to be marketed in the United States under Section 510(k) of the FDCA without conditions or with customary conditions that are commercially reasonable (meaning similar in scope to predicate devices; it being understood that L2-L5 would necessarily be a commercially reasonable intended use condition for the PROW FUSION-L lateral procedure).
“PROW FUSION-L Product Family” means the PROW FUSION-L product having the following specifications: : (i) lengths: ***; (ii) heights: ***; (iii) lordotic options: ***; and (iv) width expansion: *** or ***. All the specifications above have a *** tolerance. Buyer and Seller may mutually agree to amend the above specifications during the product development process.
“PROW FUSION-V FDA Clearance” means, with respect to the PROW FUSION-V product, the written notification from the FDA dated July 11, 2016, a full and complete copy which has been provided to Buyer.
“PROW FUSION-V Product Family” means the each of the following PROW FUSION-V products having the following specifications: (i) PROW FUSION-V (Parallel Expansion) having the following specifications: (a) width: ***; (b) lordotic options: : ***; (c) lengths: small (***), medium (***) and large (***); (d) height expansion: small (***), medium (***) and large (***); and (ii) PROW FUSION-V (Angular Lordosis Expansion) having the following specifications: (a) width: ***; (b) lengths: small (***), medium (***) and large (***); and (c) angular expansion: *** height (***), *** height (***), *** height (***). All the specifications above have a *** tolerance. Buyer and Seller may mutually agree to amend the above specifications during the product development process.

“Purchase Price Allocation” has the meaning specified in Section 2.9.
“Purchased Assets” has the meaning specified in Section 2.1.
“Qualifying Infringement Award” has the meaning specified in Section 7.5.
“Records” has the meaning specified in Section 2.1(c).
“Reference Market Value” means the volume weighted average closing sale price of a share of Common Stock on the NASDAQ Global Select Market for the *** consecutive trading day period ending one (1) trading day prior to the applicable reference date.
“Release” has the meaning specified in CERCLA.
“Remaining Assets” has the meaning specified in Section 3.1(b).
“Required Shareholder” has the meaning specified in the recitals to this Agreement.
“Restricted Period” has the meaning specified in Section 4.21(b)(iv).
“Retained Liabilities” has the meaning specified in Section 2.3(b).
“Schedules” has the meaning specified in the introductory paragraph to Article 4.
“SEC” means the United States Securities and Exchange Commission.
“Second Milestone” means *** Successful implantation of a “PROW FUSION-L” product within the Prow Fusion-L Product Family.
“Second Milestone Payment” has the meaning specified in Section 2.5(b).
“Securities Act” means the United States Securities Act of 1933, as amended.
“Seller” has the meaning specified in the first paragraph of this Agreement.
“Seller Affiliates” has the meaning specified in Section 11.1(b).
“Seller Non-Competition and Non-Solicitation Agreement” means that certain Non-Competition and Non-Solicitation Agreement dated as of the Initial Closing Date, by and between Buyer and Seller, in substantially the form attached hereto as Exhibit D.
“Seller Parent” has the meaning specified in the first paragraph of this Agreement.
“Seller Subsidiary” has the meaning specified in the first paragraph of this Agreement.
“Setoff Rights” has the meaning specified in Section 2.7(b).
“Shares” has the meaning specified in Section 2.4(b)(i).

“Shares Issuance Date” has the meaning specified in Section 2.4(b).
“Shares Issuance Date Reference Market Value” means the volume weighted average closing sale price of a share of Common Stock on the NASDAQ Global Select Market for the twenty (20) consecutive trading day period ending one (1) trading day prior to the Shares Issuance Date; provided, however, after the computation thereof, if such volume weighted average closing sale price is (i) less than $10.00 per share of Common Stock, then the “Shares Issuance Date Reference Market Value” shall be $10.00 per share of Common Stock; or (ii) greater than $17.00 per share of Common Stock, then the “Shares Issuance Date Reference Market Value” shall be $17.00 per share of Common Stock.
“Special Representations” has the meaning specified in Section 11.5.
“Subsequent Closing” has the meaning specified in Section 3.2(a).
“Subsequent Closing Additional Agreements” means all agreements (including exhibits), instruments and documents being or to be executed and delivered under this Agreement or in connection herewith at the Subsequent Closing, including, but not limited to the following: (i) the Assignments of Patents; and (ii) the Subsequent Closing Bill of Sale, each in a form mutually acceptable to Buyer and Seller acting reasonably and in good faith.
“Subsequent Closing Bill of Sale” means that certain Bill of Sale dated as of the Subsequent Closing Date, by and between Buyer and Seller, relating to the sale of certain of the Purchased Assets at the Subsequent Closing, in a form mutually acceptable to Buyer and Seller acting reasonably and in good faith.
“Subsequent Closing Date” has the meaning specified in Section 3.2(a).
“Successful” means, with respect to the implantation of a medical device, (a) the effective insertion, expansion and release of such device, including effective removal of such device within the same surgical procedure if such removal is determined by surgical personnel to be warranted, and (b) without a non-expected device-related serious adverse event or product breakage or failure during the “post-operative period.”  For purposes of this definition, “post-operative period” means the earlier of (1) *** following the surgery in which such medical device was implanted and (2) with respect to (A) the First Milestone, the date on which the “n”th implantation of a PROW FUSION-V product within the Prow Fusion-V Product Family is performed, where “n” equals the sum of *** and the number of such implantations that did not satisfy clause (a) above, or, as of such date, clause (b) above; (B) the Second Milestone, the date on which the “n”th implantation of a PROW FUSION-L product within the Prow Fusion-L Product Family, is performed, where “n” equals the sum of *** and the number of such implantations that did not satisfy clause (a) above, or, as of such date, clause (b) above; and (C) the Fourth Milestone, the latter to occur of (i) the date on which the “n”th implantation of a product within the PROW FUSION-V Product Family is performed, where “n” equals the sum of *** and the number of such implantations that did not satisfy clause (a) above, or, as of such date, clause (b) above; and (ii) the date on which the “n”th implantation of a product within the PROW FUSION-L Product Family is performed, where “n” equals the sum of *** and the number of such implantations that did not satisfy clause (a) above, or, as of such date, clause (b) above.
“Tax” means (i) any national, federal, state, local or foreign income, alternative or add‑on minimum, gross income, gross receipts, property, sales, use, transfer, value added, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body, or (ii) any liability for amounts referred to in (i) as a result of any obligations to indemnify another person or as a result of being a successor in interest or transferee of another person.
“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.
“Third Milestone” means the *** implantation of a product within the *** Prow Fusion-V Product Family.
“Third Milestone Payment” has the meaning specified in Section 2.5(c).
“Third Party Claim” has the meaning specified in Section 11.4(a).
“Third Party Expenses” has the meaning specified in Section 12.9.
“Transfer Taxes” has the meaning specified in Section 2.8.
“Transferred Permits” has the meaning specified in Section 2.1(d).
“Transition Services Agreement” means that certain Transition Services Agreement dated as of the Initial Closing Date (and to become effective as of the Shares Issuance Date), by and between Buyer and Seller, in substantially the form attached hereto as Exhibit E.
“UNCITRAL Arbitration Rules” has the meaning specified in Section 12.15(a).
“United States” has the meaning specified in Section 4.21(c).
“U.S. Person” has the meaning specified in Section 4.21(c).
“Valid Certificate” has the meaning specified in Section 2.10.
“Valid Claim” means a claim of any currently issued, unexpired patent or current patent application that has not been pending for more than *** – in each case - included in the Purchased Assets and that has not been finally rejected, revoked or held unenforceable or invalid prior to the Shares Issuance Date by a decision of a court or Governmental Body or competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer prior to the Shares Issuance Date, and that has not been lost through an interference proceeding or by abandonment prior to the Shares
Issuance Date; provided, however, that the claims of any patent applications which are assigned back from Buyer to Seller Parent, without consideration, prior to the *** anniversary of the Shares Issuance Date, shall not be deemed “Valid Claims,” from the time of such assignment and at all times thereafter.
1.2    Interpretation.
(a)    When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated.
(b)    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(c)    The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”
(d)    The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, means, with respect to any statement in Article 3 of this Agreement to the effect that any information, document or other material has been “delivered,” “provided to” or “furnished” to Buyer, that such information, document, or material was (i) made available for review (without subsequent modification by Seller) by Buyer in the virtual data room set up by Seller in connection with this Agreement and located at *** at least two (2) Business Days prior to the date of this Agreement or (ii) actually delivered (whether by physical or electronic delivery) to Buyer at least two (2) Business Days prior to the date of this Agreement.
(e)    Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1    Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the applicable Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer (or Buyer’s designee), and Buyer (or Buyer’s designee) shall purchase and accept from Seller, all right, title and interest of Seller in and to substantially all of the tangible and intangible properties, rights and assets owned or held by Seller and relating to or used, or held for use, in connection with the Medical Device Business (collectively, the “Purchased Assets”) free and clear of all Encumbrances (except for Permitted Encumbrances), including, without limitation, the following assets, but excluding the Excluded Assets:

(a)    all Medical Device Intellectual Property, including, without limitation, the intellectual property set forth on Schedule 4.8(a) and any and all rights to the names “PROW FUSION,” “PROW FUSION-V,” “PROW FUSION-L” and “eSPIN” and any other names used by Seller in the sales and marketing materials or on the Medical Device Products, however labeled;
(b)    all of Seller’s rights regarding ownership, design, development, manufacture, marketing and commercial exploitation of Medical Device Products;
(c)    all technical drawings, blueprints, assembly drawings, design master records and design history files including all engineering testing and risk assessment records, device history files and records, product specifications including engineering drawings, product labeling and inspection documentation, summary technical documents and technical files for prior or existing registrations, documentation and correspondence, verifications and validations, medical device reports, complaint files, quality system documentation including lot records and associated non-conformance records, rework and deviation records, service history files, corrective and preventive actions, internal audit reports, supplier lists, supplier management files, customer lists, pricing lists, books, ledgers, correspondence, repair and maintenance records, operation manuals, advertising, promotional and marketing materials (including, without limitation, catalogues, brochures, trade show equipment, field inventory, loaners, sales force inventory and consignments) and any other information or documentation relating to the Medical Device Business (collectively, the “Records”);
(d)    all licenses, permits, approvals, registration approval certificates, variances, waivers or consents issued by any Governmental Body used in or necessary to the operation of the Medical Device Business, as conducted to date, as set forth on Schedule 2.1(d) (collectively, the “Transferred Permits”);
(e)    all documents sent to or received from the FDA and any foreign counterpart relating to Medical Device Products, including, without limitation, submissions and amendments, clearances received, acknowledgment letters, audits and warning letters, file submissions to other countries and other similar documentation;
(f)    all data, studies, reports and publications relating to Medical Device Products that have been completed, are in process, or are being formulated or collected by the Seller as of the Initial Closing Date;
(g)    to the extent assignable without the need to receive the consent of the applicable employees, third parties and suppliers, all rights, claims and benefits of Seller in, to or under, any (i) (A) employee confidentiality agreements entered into by Seller and (B) confidentiality or secrecy agreements entered into by Seller with third parties that relate to the use or disclosure of information concerning the Purchased Assets or the Medical Device Business, and (ii) express or implied warranties from the suppliers of goods or services (including any coverage rights under product liability or other insurance maintained by any of such suppliers for the benefit of Seller);

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(h)    the goodwill and going concern value of the Medical Device Business; and
(i)    all other assets, properties and rights of Seller of every kind associated with the Medical Device Business, whether tangible or intangible, and wherever situated, other than the Excluded Assets.
2.2    Assets Not to be Transferred. Seller shall retain and Buyer shall not acquire the following assets and properties of Seller, which together shall constitute the “Excluded Assets”:
(a)    all cash, bank deposits and cash equivalents of Seller;
(b)    the Excluded Intellectual Property, including the intellectual property that is the subject of the Siegal Agreement;
(c)    all rights and interests in real property, including any and all real property leases;
(d)    all contracts, including without limitation, the License Agreement entered into by and between the Seller and ***, on February 29, 2016 (the “***”);
(e)    all rights in connection with and assets in any employee benefit plan;
(f)    all physical assets or tangible personal property;
(g)    All rights under insurance policies of Seller; and
(h)    all right, title and interest of Seller in and to all of the tangible and intangible properties, rights and assets, other than the Purchased Assets, that are owned or held by Seller and relate to or are used, or held for use, in connection with the Excluded Operations.
2.3    Liabilities and Obligations.
(a)    On the Initial Closing Date, Buyer shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof and hereof, only those liabilities set forth on Schedule 2.3 (the “Assumed Liabilities”).
(b)    Except as expressly set forth in Section 2.3(a), Buyer shall not assume or have any responsibility for any liability, obligation or commitment of any nature of Seller, whether now or hereafter existing, known or unknown, accrued or unaccrued or due to come due, including, without limitation, those liabilities and obligations specifically identified as “Retained Liabilities” throughout this Agreement (herein collectively, the “Retained Liabilities”). Seller acknowledges and agrees that it shall be fully responsible for all such Retained Liabilities. The parties agree that notwithstanding the disclosure of a liability on a Schedule hereto (other than Schedule 2.3), such liability shall constitute a Retained Liability unless it is explicitly set forth on Schedule 2.3. For further clarity, it is expressly understood and agreed that the OCS Transfer Amount shall be a Retained Liability.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.4    Consideration. In consideration for the Purchased Assets and the Seller’s entry into the Exclusive License Agreement, Buyer shall pay or do the following:
(a)    At the Initial Closing, Buyer shall pay to Seller $1,000,000 in cash by wire transfer of immediately available funds to such account as Seller shall designate in writing to Buyer (the “Initial Closing Cash Consideration”).
(b)    Provided that (i) the Initial Closing has occurred; (ii) Seller has provided an officer’s certificate executed by the Chief Executive Officer of Seller stating that each of the representations and warranties of Seller contained herein with respect to the Purchased Assets to be transferred at the Subsequent Closing (A) qualified by materiality or Material Adverse Effect, is true and correct in all respects on the Shares Issuance Date and (B) not qualified by materiality or Material Adverse Effect is true and correct in all material respects on the Shares Issuance Date as though made on the Shares Issuance Date; (iii) all consents and approvals of the NASDAQ Global Select Market of the listing of the Shares on the NASDAQ Global Select Market have been obtained, (iv) Seller has provided Buyer with the Escrow Agreement executed by Seller and the Escrow Agent, (v) Seller and the Escrow Agent have confirmed in writing that all documents required to be placed in escrow under the Escrow Agreement have been deposited in escrow with the Escrow Agent under the Escrow Agreement and the Seller has confirmed in writing that such documents have been duly executed, (vi) Seller has provided Buyer with access to complete and accurate copies of all applications, registrations, agreements and other documents referenced in Schedule 4.8(a) in electronic format that are not publicly available documents (vii) a Bill of Sale dated as of the Shares Issuance Date, by and between Buyer and Seller, relating to the sale of the Transferred Permit referenced as item #5 in Schedule 4.18(e), in a form mutually acceptable to Buyer and Seller acting reasonably and in good faith, (viii) evidence satisfactory to Buyer of the making of any notice filings required to be made with the FDA or other Governmental Body or Person in respect of the Medical Device Product referenced in item #5 in Schedule 4.18(e); within five (5) Business Days following the later to occur of (such later date, the “Shares Issuance Date”): (x) the effective date of the PROW FUSION-L FDA Clearance and (y) the date of issuance by the OCS of the OCS Conditional Approval:
(i)    Buyer shall, subject to Section 7.3, issue to Seller that number of shares of Common Stock as is equal to the quotient obtained by dividing (x) $3,500,000 by (y) the Shares Issuance Date Reference Market Value (the “Shares”), with any fraction of a Share being rounded down to the next whole share.
2.5    Milestone Payments. Subject to the Setoff Rights, in the event that the Initial Closing is consummated, as additional consideration for the Purchased Assets, Buyer shall make certain contingent milestone payments (collectively, the “Milestone Payments”) to Seller on the terms provided in this Section 2.5:
(a)    In the event that the First Milestone is completed, Buyer shall make a payment (the “First Milestone Payment”) to Seller, at Buyer’s sole election, of either (i) $*** in cash, or (ii) that number of shares of Common Stock equal to the quotient obtained

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

by dividing (x) $*** by (y) the Reference Market Value on the date of payment, with any fraction of a share of Common Stock being rounded down to the next whole share. The First Milestone Payment shall be paid by Buyer within thirty (30) days following completion of the First Milestone.
(b)    In the event that the Second Milestone is completed, Buyer shall make a payment (the “Second Milestone Payment”) to Seller, at Buyer’s sole election, of either (i) $*** in cash, or (ii) that number of shares of Common Stock equal to the quotient obtained by dividing (x) $*** by (y) the Reference Market Value on the date of payment, with any fraction of a share of Common Stock being rounded down to the next whole share. The Second Milestone Payment shall be paid by Buyer on the thirtieth day following completion of the Second Milestone.
(c)    In the event that the Third Milestone is completed, Buyer shall make a payment (the “Third Milestone Payment”) to Seller, at Buyer’s sole election, of either (i) $*** in cash, or (ii) that number of shares of Common Stock equal to the quotient obtained by dividing (x) $*** by (y) the Reference Market Value on the date of payment, with any fraction of a share of Common Stock being rounded down to the next whole share. The Third Milestone Payment shall be paid by Buyer on the thirtieth day following completion of the Third Milestone.
(d)    In the event that the Fourth Milestone is completed, Buyer shall make a payment (the “Fourth Milestone Payment”) to Seller, at Buyer’s sole election, of either (i) $*** in cash, or (ii) that number of shares of Common Stock equal to the quotient obtained by dividing (x) $*** by (y) the Reference Market Value on the date of payment, with any fraction of a share of Common Stock being rounded down to the next whole share. The Fourth Milestone Payment shall be paid by Buyer on the thirtieth day following completion of the Fourth Milestone.
2.6    Contingent Asset Purchase Payments.
(a)    Subject to the Setoff Rights and the limitations set forth in Section 2.6(d), in the event that the Initial Closing is consummated, as additional consideration for the Purchased Assets, Buyer shall also pay to Seller, subject to the terms of this Section 2.6, Contingent Asset Purchase Payments based on Net Sales, less any Credits, as follows (each a “Contingent Asset Purchase Payment” and collectively, “Contingent Asset Purchase Payments”):
(i)    during the period commencing on the First Interbody Commercialization Date and ending on the *** (***) anniversary of the First Interbody Commercialization Date, an amount equal to *** percent (***%) of Net Sales in such period of any and all Interbody Products;
(ii)    during the period commencing on the day after the *** (***) anniversary of the First Interbody Commercialization Date and ending on the *** (***) anniversary of the First Interbody Commercialization Date, an amount equal to *** percent (***%) of Net Sales in such period of any and all Interbody Products;

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)    during the period from and after the day after the *** (***) anniversary of the First Interbody Commercialization Date and ending upon the satisfaction of either of the conditions set forth in Section 2.6(d), an amount equal to *** percent (***%) of Net Sales in such period of any and all Interbody Products; and
(iv)    during the period commencing on the First Non-Interbody Commercialization Date and ending upon the satisfaction of either of the conditions set forth in Section 2.6(d), an amount equal to *** percent (***%) of Net Sales in such period of any and all Non-Interbody Products that are subject to Valid Claims.
(b)    Buyer shall pay the Contingent Asset Purchase Payments set forth in Section 2.6(a) within sixty (60) days following each calendar quarter which ends following the First Interbody Commercialization Date (with respect to Interbody Products) or First Non-Interbody Commercialization Date (with respect to Non-Interbody Products) for Net Sales in the previous calendar quarter period. Each Contingent Asset Purchase Payment under this Section 2.6 shall be accompanied by a statement of the amount of Net Sales during the applicable period and such other information as is necessary to determine the amount of the payments to be made to Seller hereunder. All Contingent Asset Purchase Payments payable to Seller shall be paid in U.S. Dollars. Net Sales shall first be calculated in the currency in which the sales were made and then directly converted into U.S. Dollars at the exchange rate reported in the U.S. edition of The Wall Street Journal (or other publication chosen by the parties by mutual written consent from time to time) for the last Business Day of the period for which such payment is due to Seller under this Agreement.
(c)    Buyer shall provide to Seller *** written updates with respect to its progress towards completing the Milestones and shall keep (and shall ensure that its Affiliates keep) full and accurate books and records of all items necessary to correctly calculate the payments due to Seller hereunder for the latest four (4) calendar years. Upon the request of Seller, and not more than once in any twelve (12) month period, Buyer shall permit (and shall ensure that its Affiliates permit) an independent public accounting firm reasonably acceptable to Buyer engaged by Seller to examine such books and records (insofar as they relate to such payments) during normal business hours, on reasonable prior written notice, to audit Buyer’s (and its Affiliates') Net Sales as utilized to calculate the Contingent Asset Purchase Payments due Seller hereunder; provided, however, that such independent accountants shall not disclose Buyer’s (or its Affiliates') confidential information to Seller, except to the extent such disclosure is necessary to verify the amount of payments due hereunder. If such accounting firm concludes that Contingent Asset Purchase Payments have been underpaid, then, unless Buyer’s independent accounting firm disagrees with such conclusion, Buyer shall pay, within thirty (30) days of the date that Seller advises Buyer in writing of such unpaid Contingent Asset Purchase Payments, all such unpaid Contingent Asset Purchase Payments, plus interest at a rate of the greater of (a) the U.S. Prime Rate, as reported in The Wall Street Journal, Eastern Edition, plus five percent (5%), and (b) seven percent (7%) per annum, for the period between such unpaid Contingent Asset Purchase Payments should have been paid until such amounts are actually paid. If such accounting firm concludes that Contingent Asset Purchase Payments have been overpaid, then Buyer shall be entitled to offset future Contingent Asset Purchase Payments by the amount so overpaid. All expenses relating to such audit shall be borne by Seller, unless such audit discloses

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

an underpayment in excess of five percent (5%) with respect to a Contingent Asset Purchase Payment calculation, in which case such expenses shall be paid by Buyer.
(d)    Notwithstanding anything to the contrary contained in this Agreement: (i) in no event shall Buyer be obligated to make aggregate Contingent Asset Purchase Payments in excess of $43,000,000 and (ii) Buyer shall have no further obligation to make Contingent Asset Purchase Payments upon Buyer’s payment to Seller of a one-time cash payment of $18,000,000 which Buyer may make at any time from and after the Initial Closing Date, at Buyer’s sole election. For purposes of determining whether Buyer has met the payment threshold set forth in clause (i) of this Section 2.6(d) or the payment threshold set forth in clause (ii) of this Section 2.6(d), any amounts set off by Buyer pursuant to its Setoff Rights (and subject to the limitations thereon set forth herein) shall be included in the calculation thereof.
(e)    It is agreed and clarified that a Non-Interbody Product shall be deemed “subject to a Valid Claim” ***.
2.7    Seller Acknowledgement; Setoff Rights.
(a)    Seller expressly acknowledges and agrees that (i) upon the consummation of the transactions contemplated by this Agreement, Buyer shall have the right to use the Purchased Assets and operate the Medical Device Business and to use (or not use) the Purchased Assets in any way that Buyer (and its Affiliates) deems appropriate in Buyer’s sole and absolute discretion, (ii) the receipt of any Milestone Payments and Contingent Asset Purchase Payments is speculative and is subject to numerous factors outside the control of Buyer and Seller and there can be no assurance that Seller will receive any of the Milestone Payments or Contingent Asset Purchase Payments, and (iii) neither Buyer nor any of its Affiliates owes any implied duties to Seller (or its Affiliates) relating to Section 2.5, Section 2.6 or this Section 2.7.
(b)    Buyer shall have the right to setoff or deduct from any of the Milestone Payments and/or Contingent Asset Purchase Payments to satisfy (i) on a dollar-for-dollar basis, the indemnification obligations of Seller in accordance with, and subject to the limitations set forth in, Article 11, and (ii) on a ***-for-dollar basis, (A) the OCS Transfer Amount if Buyer elects to make the Buyer OCS Payment Election, provided that Buyer shall not be entitled to make such an election until after the failure of Seller to pay the OCS Transfer Amount at least three (3) Business Days prior to the OCS Transfer Amount Payment Deadline (such rights, collectively, the “Setoff Rights”) and (B) without duplication, any amount paid by Buyer as part of the OCS Transfer Amount to OCS in excess of the aggregate sum of funding provided by the OCS to Seller Parent through the date hereof (including funding provided through the OCS incubator program in which the Seller Parent participated) plus interest accrued thereon if Buyer elects to not terminate this Agreement in accordance with Section 10.1(b)(iii).
2.8    Transfer Taxes. All sales, use, value-added, gross receipts, excise, registration, stamp duty, sales, transfer or other similar taxes or governmental fees (“Transfer Taxes”) imposed, levied or payable by reason of the signing of this Agreement, the transfer of assets and assumption of liabilities contemplated hereby or payment of any consideration hereunder, shall be paid by party required to pay such Taxes under applicable Legal Requirements.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.9    Allocation of Purchase Price. On or before the thirtieth (30th) day of the month following the Initial Closing Date and Shares Issuance Date, Buyer shall deliver to Seller an allocation of the Initial Closing Cash Consideration and the Shares among the Purchased Assets (the “Purchase Price Allocation”). The Purchase Price Allocation shall be prepared by Buyer in good faith and in accordance with applicable Legal Requirements. Should Seller have any objections to the Purchase Price Allocation, Buyer and Seller shall work together in good faith for a period of thirty (30) days on a mutually acceptable Purchase Price Allocation. If Buyer and Seller cannot agree on such Purchase Price Allocation in accordance with the provisions of this Section 2.9 prior to the expiration of such thirty (30) day period, the Purchase Price Allocation shall be as determined by Buyer in good faith and Buyer and Seller shall report such Purchase Price Allocation in the filing of all Tax Returns or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such Purchase Price Allocation without the consent of the other party.
2.10    Withholding. Notwithstanding anything to the contrary set forth herein, Buyer (or Buyer’s designee and/or payment agent) shall be entitled to deduct and withhold from any consideration payable to Seller or any other Person pursuant to this Agreement such amounts as it is required to deduct and withhold under any provision of national, federal, state, local or foreign Tax law or other Legal Requirement, or any applicable ruling or exemption from a Governmental Body; provided, however, to the extent such Seller or other Person provides Buyer with a Valid Certificate, Buyer will act in accordance with such Valid Certificate. If the Buyer so deducts or withholds any such amounts, such amounts shall be treated for all purposes under this Agreement as having been paid to the Seller or such other Person in respect of which Buyer made such deduction and withholding. In the event that Buyer concludes that it is required to deduct or withhold from any consideration payable to Seller or any other Person pursuant to this Agreement, Seller agrees to use commercially reasonable efforts to cooperate with Buyer to enable Buyer to make such withholding or deduction in accordance with any provision of national, federal, state, local or foreign Tax law or other Legal Requirement, including, without limitation, by obtaining any applicable payment documentation from any Governmental Body. “Valid Certificate” means a valid and applicable (in light of the timing, scope and the nature of the payment) exemption or confirmation issued by the relevant Governmental Body with respect to the proposed withholding and with respect to Seller or such other Person, which is sufficient to enable Buyer to conclude at its reasonable discretion that no withholding (or reduced withholding) is required with respect to the contemplated payment to the Seller or such other Person.
ARTICLE 3

CLOSINGS

3.1    The Initial Closing.
(a)    The initial closing of the transactions contemplated by this Agreement shall be consummated (the “Initial Closing”) at the offices of Amit, Pollak, Matalon & Co., at 18 Raoul Wallenberg Street, Building D, 6th Floor, Ramat Hachayal, Tel Aviv, or to be held remotely via the electronic exchange of documents and signatures within three (3) Business Days following date on which all of the conditions precedent to the Initial Closing set forth in Section 8.1 and Section 9.1 have been satisfied or waived, or such other place, time and date as the parties shall agree in writing. The time and date on which the Initial Closing is actually held is referred to herein as the “Initial Closing Date.” All actions to occur at the Initial Closing shall occur and shall be deemed to take place simultaneously and no action shall be deemed to have been completed or any document delivered until all required actions have been completed and all required documents delivered.
(b)    From and after the Initial Closing, and subject to compliance with applicable Legal Requirements, Seller shall only exercise any rights with respect to any Medical Device Intellectual Property (the "Remaining Assets") in a manner that is consistent with the Exclusive License Agreement, the Transition Services Agreement (after the Shares Issuance Date) and this Agreement. Seller and Buyer shall cooperate in good faith prior to the Initial Closing Date to implement such arrangements as either party reasonably may request of the other party to ensure that, to the greatest extent permitted by applicable Legal Requirements and subject to the terms of the Exclusive License Agreement, the Transition Services Agreement (after the Shares Issuance Date) and this Agreement, from and after the Initial Closing, the economic benefits and burdens of the Initial Closing Purchased Assets transferred at the Initial Closing are held and borne by Buyer.
(c)    Subject to fulfillment or waiver of the conditions set forth in Section 8.1, at the Initial Closing, Buyer shall deliver (or cause to be delivered) to Seller each of the following:
(i)    the Initial Closing Cash Consideration;
(ii)    the certificate contemplated by Section 9.1(a), duly executed by an authorized officer of Buyer;
(iii)    certified copies of the resolutions duly adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby; and
(iv)    the Initial Closing Additional Agreements duly executed by Buyer.

(d)    Subject to fulfillment or waiver of the conditions set forth in Section 9.1, at the Initial Closing, Seller shall deliver (or cause to be delivered) to Buyer each of the following:
(i)    a copy of the OCS Preliminary Conditional Approval;
(ii)    certificates of title or origin (or like documents) or any certificate or document required by any Governmental Body with respect to any asset included in the Initial Closing Purchased Assets, which is required in order to transfer title;
(iii)    all notices, consents, waivers, releases and approvals listed on Schedule 3.1(d)(iii) hereto, including evidence satisfactory to Buyer of the making of any notice filings required to be made with the FDA or other Governmental Body or Person;

(iv)    the certificate contemplated by Section 8.1(a), duly executed by an authorized officer of each of Seller Subsidiary and Seller Parent;
(v)    certified copies of the resolutions duly adopted by the boards of directors of each of Seller Subsidiary and Seller Parent authorizing the execution, delivery and performance of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby;
(vi)    good standing certificate for Seller Subsidiary from the Secretary of State of the State of Delaware dated not more than five (5) days prior to the Initial Closing Date;
(vii)    evidence of the discharge, removal and termination of all Encumbrances to which such Initial Closing Purchased Assets are subject (other than Permitted Encumbrances), which releases shall be effective at or prior to the Initial Closing;
(viii)    all Records relating to the Medical Device Business, which are reasonably required by Buyer in order to exercise its rights under the Exclusive License Agreement;
(ix)    all documents and other materials reasonably required by Buyer in order to exercise its rights under the Exclusive License Agreement;
(x)    the Initial Closing Additional Agreements duly executed by Seller;
(xi)    an undertaking in form and substance satisfactory to Buyer from each of Seller’s lenders that they will not require repayment of their loans until Seller Parent and Seller Subsidiary shall have delivered (or caused to be delivered) all deliverables under Section 3.2(c) of this Agreement, including, without limitation, evidence satisfactory to Buyer of Seller Parent’s payment of the OCS Transfer Amount to the OCS; and
(xii)    such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Initial Closing Purchased Assets to Buyer.
3.2    The Subsequent Closing.
(a)    An additional subsequent closing of the transactions contemplated by this Agreement shall be consummated (the “Subsequent Closing” and the Initial Closing and the Subsequent Closing are each sometimes individually referred to herein as a “Closing” and collectively as the “Closings”) at the offices of Amit, Pollak, Matalon & Co., at 18 Raoul Wallenberg Street, Building D, 6th Floor, Ramat Hachayal, Tel Aviv, or to be held remotely via the electronic exchange of documents and signatures within three (3) Business Days following date on which all of the conditions precedent to the Subsequent Closing set forth in Section 8.2 and Section 9.2 have been satisfied or waived, or such other place, time and date as the parties shall agree in writing;

provided, however, that unless otherwise agreed by the parties, the Subsequent Closing shall not take place prior the OCS Transfer Amount Payment Deadline. The time and date on which the Subsequent Closing is actually held is referred to herein as the “Subsequent Closing Date” and the Initial Closing Date and the Subsequent Closing Date are each sometimes individually referred to herein as a “Closing Date” and collectively as the “Closing Dates.” All actions to occur at the Subsequent Closing shall occur and shall be deemed to take place simultaneously and no action shall be deemed to have been completed or any document delivered until all required actions have been completed and all required documents delivered.
(b)    Subject to fulfillment or waiver of the conditions set forth in Section 8.2, at the Subsequent Closing, Buyer shall deliver (or cause to be delivered) to Seller each of the following:
(i)    the certificate contemplated by Section 9.2(a), duly executed by an authorized officer of Buyer; and
(ii)    the Subsequent Closing Additional Agreements duly executed by Buyer.
(c)    Subject to fulfillment or waiver of the conditions set forth in Section 9.2, at the Subsequent Closing, Seller shall deliver (or cause to be delivered) to Buyer each of the following:
(i)    evidence satisfactory to Buyer of Seller’s payment of the OCS Transfer Amount to the OCS;
(ii)    certificates of title or origin (or like documents) or any certificate or document required by any Governmental Body with respect to any asset included in the Purchased Assets, which is required in order to transfer title;
(iii)    all notices, consents, waivers, releases and approvals listed on Schedule 3.2(c)(iii) hereto, including evidence satisfactory to Buyer of the making of any notice filings required to be made with the FDA or other Governmental Body or Person;
(iv)    the certificate contemplated by Section 8.2(a), duly executed by an authorized officer of each of Seller Subsidiary (unless Seller Subsidiary has been dissolved) and Seller Parent;
(v)    good standing certificate for Seller Subsidiary from the Secretary of State of the State of Delaware (unless Seller Subsidiary has been dissolved) dated not more than five (5) days prior to the Subsequent Closing Date;
(vi)    evidence of the discharge, removal and termination of all Encumbrances to which the Remaining Assets are subject (other than Permitted Encumbrances), which releases shall be effective at or prior to the Subsequent Closing;
(vii)    all Records relating to the Medical Device Business, which were not delivered at the Initial Closing.

(viii)    the Subsequent Closing Additional Agreements duly executed by Seller; and
(ix)    such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Remaining Assets to Buyer.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the schedules prepared by Seller relating to this Article 4 (the “Schedules”), Seller Parent and Seller Subsidiary hereby jointly and severally represent and warrant to Buyer as of the date hereof and as of the Initial Closing Date and the Shares Issuance Date, as follows:
4.1    Organization.
(a)    Seller Parent is an Israeli company, with limited liability, duly formed, validly existing and, to the extent such concept is applicable under the laws of the State of Israel, in good standing under the laws of the State of Israel. Seller Parent is duly qualified to carry on the Medical Device Business as now conducted and is in good standing in each of the jurisdictions in which the ownership or leasing of the Purchased Assets or the conduct of the Medical Device Business requires such qualification except where such failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect. Seller Parent has full corporate power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Medical Device Business as now conducted. The articles of association of the Seller Parent, as in effect as of the date hereof, are attached as Schedule 4.1(a) (the “Current Articles”).
(b)    Seller Subsidiary is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller Subsidiary is duly qualified to carry on its business as now conducted and is in good standing in each of the jurisdictions in which the ownership or leasing of its assets or the conduct of its business requires such qualification except where such failure to be so qualified or in good standing would not result in a Material Adverse Effect. Seller Subsidiary has full corporate power and authority to own or lease and to operate and use its assets and to carry on its business as now conducted. Other than Seller Subsidiary, Seller Parent does not directly or indirectly own, beneficially or of record, any outstanding equity of or financial interest in any entity. Seller Parent is the sole stockholder of Seller Subsidiary.
4.2    Authorization.
(a)    Seller has full corporate power and authority to execute, deliver and perform this Agreement and each of the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this

Agreement and the Additional Agreements by Seller have been duly and validly authorized and approved by Seller by all necessary corporate action. Each of the boards of directors of Seller Subsidiary and Seller Parent has unanimously (i) duly approved this Agreement and the transactions contemplated hereby, and (ii)  determined that in its opinion the transactions contemplated hereby are expedient and for the best interests of Seller Subsidiary or Seller Parent, as applicable. Other than the consent of U.M Accelmed, Limited Partnership, no other vote or consent of the holders of any of the Seller Parent’s or Seller Subsidiary’s share capital, are necessary under the laws of the jurisdiction of organization or the organizational documents of Seller Parent and Seller Subsidiary for them to approve and adopt this Agreement and the transactions contemplated hereby.
(b)    This Agreement has been, and the Additional Agreements, upon execution and delivery by Seller, will be duly authorized, executed and delivered by Seller and constitutes, or upon execution and delivery will constitute, as the case may be, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except (i) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(c)    Except as set forth on Schedule 4.2(c), neither the execution, delivery and performance of this Agreement or any of the Additional Agreements nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will: (i) violate, conflict with or result in the breach of any provision of the Current Articles, charter, bylaws or any other organizational documents of Seller, (ii) violate or conflict with any Legal Requirements or Governmental Order applicable to Seller, (iii) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, or (iv) require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any Governmental Body or other Person, other than as expressly contemplated in this Agreement.
(d)    The Purchased Assets (including the Medical Device Intellectual Property) are, to the extent owned by Seller, solely and exclusively owned by Seller Parent (and not Seller Subsidiary), and, therefore, Seller Subsidiary has no rights to receive any of the Initial Closing Cash Consideration, the Shares, the Milestone Payments (if any) and Contingent Asset Purchase Payments (if any).
4.3    Taxes.
(a)    All Tax Returns that were or will be required to be filed by, or with respect to, Seller on or before either the Initial Closing Date or the Subsequent Closing Date have been or will be filed on a timely basis in accordance with the laws, regulations and administrative requirements of the appropriate Governmental Body in all jurisdictions in which such Tax Returns were or will be required to be filed. All such Tax Returns that have been filed were, when filed, and continue to be, true, correct and complete.

(b)    All Taxes due and payable on or before the either the Initial Closing Date or the Subsequent Closing Date that are either (i) required to be shown on any Tax Return filed by, or with respect to, Seller or (ii) which were not required to be shown on any Tax Return but which were or will be required to be paid by or with respect to Seller, have been or will be timely paid on or before either the Initial Closing Date or the Subsequent Closing Date. All Taxes that Seller was or will be required by law to withhold or collect have been (in the case of those that were already required to be withheld or collected) or will be duly withheld or collected and, to the extent required, have been (in the case of those that were already required to be paid) or will be paid to the appropriate Governmental Body. There are no Encumbrances, and will be no Encumbrances on either the Initial Closing Date or the Subsequent Closing Date, with respect to Taxes upon any of the Purchased Assets. Any liability of Seller for Taxes not yet due and payable has adequately been provided for by Seller on the Financial Statements (whether or not required to be disclosed under GAAP).
(c)    There is no action, dispute, suit, proceeding, investigation, assessment, audit or claim now pending against, or with respect to, Seller in respect of any Tax nor is any action, dispute, suit, proceeding, investigation, assessment, audit or claim for additional Tax expected by Seller to be asserted by any Governmental Body.
(d)    Neither Seller Parent nor Seller Subsidiary is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance [New Version] (the “ITO”) or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the ITO.
4.4    Sufficiency of Assets. Except as set forth on Schedule 4.4, the Purchased Assets are suitable for the uses to which they are being put or have been put in the ordinary course of business of the Medical Device Business, and the Purchased Assets constitute all of the material assets necessary to conduct the Medical Device Business as currently conducted.
4.5    Compliance with Laws.
(a)    The Medical Device Business, as conducted to date, and the Purchased Assets and their current uses, comply in all material respects with all applicable Legal Requirements and Governmental Orders, (b) Seller has complied in all material respects with all Legal Requirements and Governmental Orders which are applicable to the use and operation to date of Purchased Assets or the Medical Device Business, as conducted to date, and (c) to the Knowledge of Seller, no Governmental Body has at any time challenged or questioned the legal right of Seller to sell any of its products or to provide any of its services in the manner provided to date.
(b)    Neither Seller nor any of its directors, executives, representatives, agents or employees on behalf of Seller (i) has used or is using any funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) has violated or is violating any provision of the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), Sections 290-297 of the Israeli Penal Law 5737-1977 (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 5760-2000 or any other applicable anti-corruption or anti-bribery related Legal Requirements, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has, directly or indirectly, made, offered, promised or authorized any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature.
(c)    Seller is and has been in compliance in all material respects with applicable International Trade Law, including all laws and regulations related to the imports and exports from and into the United States and Israel, and the payment of required duties and tariffs in connection with same. Seller has not received any written notice from any Governmental Body of any actual or potential violation or failure to comply with any International Trade Law.
4.6    Governmental Permits.
(a)    Seller is in possession of those franchises, authorizations, licenses, permits, consents, certificates, clearances, approvals and registrations of any Governmental Body necessary for Seller to own, lease and operate its properties and assets or to carry on the Medical Device Business, in each case, as Seller's activities to date require (the “Governmental Permits”). A list of those Governmental Permits which are possessed by Seller is set forth in Schedule 4.6(a). Complete and correct copies of all of the Transferred Permits have heretofore been delivered or will be delivered prior to the Initial Closing Date to Buyer by Seller.
(b)    (i) Seller has fulfilled and performed its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default or violation under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect in any material respect the rights of Seller under any such Governmental Permit; (ii) no notice of cancellation, of default, of violation or of any material dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller; and (iii) each of the Transferred Permits is valid, subsisting and in full force and effect, and may, subject to applicable Legal Requirements, be assigned and transferred to Buyer in accordance with this Agreement, and will continue in full force and effect thereafter, in each case without (A) the occurrence of any breach, default or forfeiture of rights thereunder, or (B) the consent, approval or act of, or the making of any filing with, any Governmental Body.
4.7    Title to Purchased Assets. Other than as set forth in Schedule 4.7, Seller has good, marketable and insurable title to all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). The Purchased Assets are not subject to any liability or obligation of whatever nature, whether known or unknown, absolute, accrued, contingent or otherwise, other than obligations to the OCS. Upon delivery to Buyer on the applicable Closing Date of the instruments of transfer contemplated by Section 3.1 and Section 3.2 Seller will thereby transfer to Buyer good, marketable and insurable title to the applicable Purchased Assets, free and clear of Encumbrances (other than Permitted Encumbrances).
4.8    Intellectual Property.
(a)    Schedule 4.8(a) sets forth the following:

(i)    a complete list of all Patents and any applications therefor in respect of any of the foregoing, included in the Medical Device Intellectual Property, which specifies, where applicable, the jurisdictions in which such Medical Device Intellectual Property right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. All registered Patents included in the Medical Device Intellectual Property and held by Seller, if any, are valid and subsisting;
(ii)    all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller is authorized to use any Medical Device Intellectual Property belonging to any third party (provided, however, that Seller need not list object code end‑user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same), including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof; and
(iii)    all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller has granted to any third party any right to use any of the Medical Device Intellectual Property, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.
(iv)    Seller has provided Buyer with access to complete and accurate copies of all applications, registrations, agreements and other documents referenced in Schedule 4.8(a) to which Buyer has requested access. Seller has no registered or pending applications for registration in respect of any Trademarks or Copyrights that are Medical Device Intellectual Property.
(b)    Seller is not in violation in any material respect of any license, sublicense or agreement described or to be described on Schedule 4.8(a) and the execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby, (i) will not cause Seller to be in violation or default under any such license, sublicense or agreement, (ii) will not entitle any party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement or (iii) will not require Seller to repay any funds already received by it from any Person.
(c)    Except as set forth on Schedule 4.8(c), Seller owns or has valid rights in and to (free and clear of any Encumbrances (other than Permitted Encumbrances)) all the Medical Device Intellectual Property, is not contractually obligated to pay any compensation to any Person in respect thereof for the use thereof or the material covered thereby in connection with the services or products in respect of which the Medical Device Intellectual Property is being used. No claims with respect to the ownership of, or otherwise questioning Seller’s rights to, any of the Medical Device Intellectual Property have been asserted or are threatened by any Person nor, to the Knowledge of Seller, are there any valid grounds for any such claim.

(d)    None of the Medical Device Intellectual Property, the manufacturing, use and/or sale of the Medical Device Products nor the conduct of the Medical Device Business has infringed, misappropriated or conflicted with any Patents, Trademarks, Copyrights, Trade Secrets or other intellectual property of any Person. Seller has not received any claims nor, to the Knowledge of Seller, are any claims threatened or do valid grounds exist for any claims to the effect that the manufacture, sale, licensing or use of any of the Medical Device Products as now manufactured, sold, licensed or used by or on behalf of Seller infringes the intellectual property rights of any Person.
(e)    To the Knowledge of Seller, there is no unauthorized use, infringement or misappropriation of any of the Medical Device Intellectual Property by any employee or former employee of Seller.
(f)    None of the Medical Device Intellectual Property or the Medical Device Products is subject to any outstanding decree, order, judgment or stipulation relating specifically to them and restricting in any manner the licensing thereof by Seller.
(g)    Seller has taken reasonable measures to protect and maintain the secrecy and confidentiality of all material Trade Secrets of Seller and, to the Knowledge of Seller, such Trade Secrets have not been disclosed by Seller to any Person except pursuant to written non-disclosure agreements.
(h)    All Persons, including past and present employees, contractors and consultants of Seller (i) who were involved in the development, creation or conception of any Medical Device Intellectual Property have entered into written agreements with Seller pursuant to which such Persons, employees, contractors and consultants validly and irrevocably assigned to Seller all intellectual property so developed, created and conceived validly waived any moral rights with respect to such intellectual property and validly waived any right to any royalty, compensation or other remuneration provided by local custom, administrative regulation, governmental statute or otherwise, including under the Israeli Patents Law, 1967 (the “Israeli Patents Law”), and (ii) who have had access to Trade Secrets of Seller are bound by written agreements or otherwise have obligations pursuant to which such Persons are bound to protect such confidential information and Trade Secrets of Seller, and, to the knowledge of Seller, no such Person has breached its obligations to Seller. The Seller does not owe any compensation or remuneration to any employee, consultant, contractor or other Person in respect of any Medical Device Intellectual Property, including with respect to any patent that is based on an invention of, or copyright that is based on a work of, any Person, including past and present employees, contractors and consultants of Seller and each such Person has received full and fair compensation with respect to any such Medical Device Intellectual Property, including according to the Israeli Patents Law.
(i)    Seller is not now nor has Seller ever been, a member or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate Seller to grant or offer to any other Person any license or other right to any intellectual property owned by Seller.

(j)    Except as set forth in Schedule 4.8(j), Seller has no obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person for the use, exploitation, practice, development, licensing, sale or disposition of any Medical Device Intellectual Property (or any tangible embodiment thereof) or Medical Device Product. There are no pending or, to the Knowledge of Seller, threatened, claims against the Seller from any Person in any jurisdiction for compensation, remuneration or royalties for inventions invented, copyright works created or any similar claim, including under the Israeli Patents Law.
(k)    Except as set forth in Schedule 4.8(k), no funding, facilities, resources or personnel of any Governmental Body or any university, college, other educational institution, multi-national, bi-national or international organization or research center or other Governmental Grant was used or received in connection with the development or creation, in whole or in part, of any Medical Device Intellectual Property or Medical Device Product.
(l)    None of the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, nor the consummation of the transactions contemplated by this Agreement or such ancillary agreements or the satisfaction of any Closing condition set forth herein will contravene, conflict with or result in any termination of or new or additional limitations on the Buyer’s right, title or interest in or to the Medical Device Intellectual Property, nor will it cause: (i) Seller to grant to any other Person any right to or with respect to any Medical Device Intellectual Property, (ii) Seller to be bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Seller to be obligated to pay any royalties or other fees or consideration to any Person.
(m)    Subject to payment of the OCS Transfer Amount and except as set forth in Schedule 4.8(m), all Seller owned Medical Device Intellectual Property is fully transferable, alienable and licensable by Seller without restriction and without obligation to make further payment of any kind to any other Person.
4.9    No Accounts Receivable; No Inventory; Books of Account.
(a)    There are no accounts receivable of Seller related to the Medical Device Business.
(b)    There are no unfilled purchase and sales orders of Seller related to the Medical Device Business.
(c)    Seller has no inventory, including raw materials, works in progress and finished goods inventory of products, supplies and parts of the Medical Device Business.
(d)    The books, records and accounts of Seller maintained with respect to the Medical Device Business reflect all transactions and all assets and liabilities of Seller with respect to the Medical Device Business.

4.10    Contracts. [Intentionally Omitted].
4.11    No Litigation. Except as set forth on Schedule 4.11, As of the date hereof, there is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Seller, threatened against Seller or any of their respective properties or assets or, to the Knowledge of Seller, any officer or director of Seller in their capacities as such (nor, to Seller’s knowledge, is there any basis for any such claims) and there are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant, in all cases, related to the Medical Devices Business or the Purchased Assets. As of the date hereof, neither Seller nor any of its properties or assets is subject to any outstanding Governmental Order or settlement obligation, in any case, under which Seller has any ongoing obligations. There is no action, suit or proceeding pending or, to the Knowledge of the Seller, threatened which questions the legality of the transactions contemplated by this Agreement.
4.12    Environmental Matters.
Seller has complied with and is in compliance in all material respects with all applicable Environmental and Safety Requirements. Seller has not received any oral or written notice, report or information regarding any actual or alleged violation of Environmental and Safety Requirements or any liabilities or potential liabilities relating to it or its facilities arising under Environmental and Safety Requirements.
4.13    No Finder. Except as set forth on Schedule 4.13, neither Seller nor any Person acting on Seller’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary, for or on account of the transactions contemplated by this Agreement.
4.14    No Customers. Except for de minimis direct sales of PROW FUSION in 2012, the Company has never sold a Medical Device Product and has never had a customer for any Medical Device Product. The Company has never had any distributors or resellers of Medical Device Products.
4.15    Seller Financial Statements. Seller has delivered to Buyer its audited financial statements on a consolidated basis for the fiscal years ended December 31, 2015, 2014 and 2013 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse) applied on a consistent basis throughout the periods presented and consistent with each other. The Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flow of Seller as of the dates, and for the periods, indicated therein.
4.16    No Changes. Since December 31, 2015, there has not been, occurred or arisen any change or any event, occurrence, development or fact that alone or in the aggregate has resulted in, or would reasonably be expected to result in, a Material Adverse Effect nor has Seller taken any action (other than actions contemplated by this Agreement) that would have required the consent of Buyer under Section 6.6(a)-(f) hereof had such action had been taken after the date hereof and prior to the Initial Closing Date.

4.17    Insurance.
(a)    Seller has maintained and maintains policies of insurance that cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business. All such insurance policies of Seller are in full force and effect and are valid and enforceable and all premiums due thereunder have been paid and Seller has not received written notice of cancellation or termination with respect to any such insurance policy (other than in connection with normal renewals of any such insurance policies). Seller has not made any claims under any such insurance policies.
(b)    Seller has not (i) been denied any insurance or indemnity bond coverage which it has requested in writing, (ii) received written notice or other written communication from any of its insurance carriers regarding any actual or possible cancellation or invalidation of any insurance policy or (iii) received written notice from any of its insurance carriers that any insurance premiums currently in effect with respect to its existing insurance policies will be subject to increase in an amount materially disproportionate to the amount of the increases in the amount of coverage with respect thereto or that any current insurance coverage will not be available in the future substantially on the same terms as are now in effect.
4.18    FDA and Regulatory Matters.
(a)    (i) Seller holds all Governmental Permits which are required in connection with the Seller's activities to date, from any applicable Governmental Body that enforces the Healthcare Laws or otherwise regulates the quality, identity, strength, purity, safety, efficacy, labeling, testing, investigation, manufacturing, recovery and processing (relative to tissue products), marketing, promotion, storage, possession, distribution, sale, pricing, import or export of the Medical Device Products, or related equipment or personnel, or the licensing, registration, or certification of any activities or facilities of Seller relative to such Medical Device Products (any such Governmental Body, a “Healthcare Regulatory Agency”) as necessary for the lawful operation of the Medical Device Business as conducted to date (the “Healthcare Regulatory Permits”), (ii) all such Healthcare Regulatory Permits are valid and in full force and effect and (iii) Seller is in compliance with the terms of all such Healthcare Regulatory Permits.
(b)    The Medical Device Business has been conducted in compliance with all applicable Legal Requirements and Governmental Orders relating to: the quality, identity, strength, purity, safety, efficacy, labeling, testing, clinical investigation (including human subjects protections), manufacturing, recovery and processing, marketing, promotion, storage, possession, distribution, sale, pricing, labeling, advertising, promotion, postmarket monitoring or surveillance and event reporting, and import or export of any Medical Device Product, privacy and security of patient and consumer information, prohibitions against certain referral arrangements and the hiring of employees or acquisition of services or supplies from Persons excluded from participation in federal health care programs. Such Legal Requirements relative to these matters include the FDCA; the Public Health Service Act (42 U.S.C. Chapter 6A); (iii) Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act) statutes, Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); the False Claims Act (31 U.S.C. § 3729, et seq.); the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the federal anti-kickback statute (42 U.S.C.

§ 1320a-7b(b)); the federal exclusion statute (42 U.S.C. § 1320a-7); criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001, 42 U.S.C. § 1320a-7b(a)); the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801, et seq.); the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act of 2009, Pub. L. No. 111-5 (HITECH) and the Israeli Medical Equipment Law, 5772-2012, all as may be amended from time to time, and the rules and regulations promulgated under the foregoing Legal Requirements and with respect to all Legal Requirements referenced in this Section 4.18(b), any comparable supranational, foreign, state, or provincial Legal Requirements (collectively, the “Healthcare Laws”).
(c)    Seller has not received any written notification or communication from any Healthcare Regulatory Agency of noncompliance by, or liability of Seller under, any Healthcare Laws.
(d)    Seller is not party to any Governmental Orders, corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Healthcare Regulatory Agency, nor has Seller received any notice (oral or written) from any Healthcare Regulatory Agency proposing to materially limit, suspend, revoke or materially change the marketing classification or labeling on a Medical Device Product.
(e)    Schedule 4.18(e) sets forth a complete and accurate list of each Medical Device Product marketed and identifies, for each such Medical Device Product, the basis upon which it is marketed (e.g., 510(k) number, or asserted status as a “human cell, tissue, or cellular or tissue-based product” (“HCT/P”) regulated solely under Section 361 of the Public Health Service Act (a “Section 361 HCT/P”) or similar foreign number of asserted status).
(f)    All pre-clinical and clinical investigations in respect of a Medical Device Product currently being conducted or sponsored by Seller (which for the avoidance of doubt does not include investigator-initiated studies), are being conducted in compliance in all material respects with all applicable Healthcare Laws.
(g)    Neither Seller nor, to the knowledge of Seller, any of its officers, or employees (a) is or has been excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as defined in 42 U.S.C. 1320a-7b(f), as amended from time to time, or any other governmental payment, procurement or non-procurement program; or (b) is included on the HHS/OIG List of Excluded Individuals/Entities (LEIE), the General Services Administration’s System for Award Management (SAM), or the FDA Debarment List.
(h)    Seller has not made any untrue statement of a material fact or fraudulent statement to the FDA, IMH or any other Governmental Body, nor has it failed to disclose a material fact required to be disclosed to the FDA, IMH or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made or not made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed.

Reg. 46191 (September 10, 1991), or for the FDA, IMH or any other Governmental Body to invoke any similar policy.
(i)    Seller has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field correction, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or similar notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Medical Device Product. Seller has not received any written notice from the FDA, IMH or any other Healthcare Regulatory Agency requiring a termination or suspension of the manufacturing, marketing, or distribution of any Medical Device Products.
4.19    Products; Product Liability.
(a)     The Current Products are, and at all relevant times have been, fit for the ordinary purposes for which they are intended to be used and conform in all material respects to any promises or affirmations of fact made in all regulatory filings pertaining thereto.
(b)    (i) Seller has not agreed to be responsible for consequential damages or made any express warranties to third parties with respect to any Medical Device Products, or any services rendered by Seller related to the Medical Device Business; (ii) there are no warranties (express or implied) outstanding with respect to any such products or services; (iii) such products are not subject to any guaranty, indemnity or right of return; and (iv) there are no design, manufacturing or other defects, latent or otherwise, with respect to any such products known to Seller.
(c)    A complete list of all complaints received by Seller with respect to Medical Device Products is set forth in Schedule 4.19(c). All such complaints were resolved consistently with Seller’s quality systems and applicable governmental regulations.
4.20     No Royalties or Similar Payments to Third Parties. Except as set forth on Schedule 4.20, there are no royalties or other similar payments due to third parties in respect of any Medical Device Products.
4.21    Investment Representations. Seller Parent is a Non-U.S. person and hereby represents and warrants to Buyer as follows:
(a)    This Agreement is made by Buyer in reliance upon such Non-U.S. person’s representations, warranties and covenants made in this Section 4.21 and Section 4.22.
(b)    Seller has been advised and acknowledges that:
(i)    the Shares (and any Milestone Shares), when issued, will not be registered under the Securities Act, the securities laws of any State of the United States or the securities laws of any other country;
(ii)    in issuing and selling or exchanging, as applicable, the Shares (or any Milestone Shares) to or with such Non-U.S. person pursuant hereto, Buyer is relying upon the “safe harbor” provided by Regulation S under the Securities Act;

(iii)    it is a condition to the availability of the Regulation S “safe harbor” that the Shares (and the Milestone Shares) not be offered or sold in the United States or to a U.S. person until the expiration of a period of six (6) months following the issuance of the Shares (and the Milestone Shares); and
(iv)    notwithstanding the foregoing, prior to the expiration of six (6) months after the Shares Issuance Date or the date of issuance of any Milestone Shares (each, a “Restricted Period”), the Shares and the Milestone Shares may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (A) if the offer or sale is within the United States or to or for the account of a U.S. person, the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. person.
(c)    As used herein, the term “United States” means and includes the United States of America, its territories and possessions, any State of the United States, and the District of Columbia, and the term “U.S. person” (as defined in Regulation S) means:
(i)    a natural person resident in the United States;
(ii)    any partnership or corporation organized or incorporated under the laws of the United States;
(iii)    any estate of which any executor or administrator is a U.S. person;
(iv)    any trust of which any trustee is a U.S. person;
(v)    any agency or branch of a foreign entity located in the United States;
(vi)    any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;
(vii)    any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated and (if an individual) resident in the United States; and
(viii)    a corporation or partnership organized under the laws of any foreign jurisdiction and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.
(d)    As used herein, the term “Non-U.S. person” means any person who is not a U.S. person or is deemed not to be a U.S. person under Rule 902(k)(2) of the Securities Act.

(e)    Seller agrees that with respect to the Shares (or any Milestone Shares) until the expiration of the applicable Restricted Period:
(i)    Seller, its agents or its representatives have not and will not solicit offers to buy, offer for sale or sell any of the Shares (or any Milestone Shares), or any beneficial interest therein in the United States or to or for the account of a U.S. person during the applicable Restricted Period;
(ii)    notwithstanding the foregoing, prior to the expiration of the applicable Restricted Period, the Shares (or any Milestone Shares) may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (A) if the offer or sale is within the United States or to or for the account of a U.S. person, the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. person; and
(iii)    Seller shall not engage in hedging transactions with regard to the Shares (or any Milestone Shares) unless in compliance with the Securities Act.
(f)    Seller has not engaged, nor is it aware that any party has engaged, and Seller will not engage or cause any third party to engage, in any directed selling efforts (as such term is defined in Regulation S) in the United States with respect to the Shares (or any Milestone Shares).
(g)    Seller: (i) is domiciled and has its principal place of business outside the United States; (ii) certifies it is not a U.S. person and is not acquiring the Shares (or any Milestone Shares) for the account or benefit of any U.S. person; and (iii) at the time of the Closing Date, the Non-U.S. person or persons acting on Non-U.S. person’s behalf in connection therewith will be located outside the United States.
(h)    At the time of the execution of this Agreement and the Shares Issuance Date, Seller was not nor will be located within the United States.
(i)    Seller is not a “distributor” (as defined in Regulation S) or a “dealer” (as defined in the Securities Act).
(j)    Seller acknowledges that Buyer shall make a notation in its stock books regarding the restrictions on transfer set forth in this Section 4.21 and shall transfer such shares on the books of Buyer only to the extent consistent therewith.
(k)    Seller acknowledges that Buyer shall refuse to register any transfer of the Shares (or any Milestone Shares) not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

(l)    Seller understands and agrees that each certificate held by Seller representing the Shares (or any Milestone Shares), or any other securities issued in respect of the Shares (or any Milestone Shares) upon conversion thereof upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required by this Agreement or under applicable State securities laws or laws of Israel):
THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE, HYPOTHECATION OR ANY OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SHARES REPRESENTED BY THIS CERTIFICATE.
4.22    Representations by Non-U.S. Persons. Seller hereby represents that Seller is satisfied as to the full observance of the laws of Seller’s jurisdiction in connection with any invitation to subscribe for the Shares (or any Milestone Shares), including (a) the legal requirements within Seller’s jurisdiction for the purchase or exchange of the Shares (or any Milestone Shares), (b) any governmental or other consents that may need to be obtained and (c) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, exchange or transfer of such securities. Seller’s continued beneficial ownership of, the Shares (or any Milestone Shares) will not violate any applicable securities or other laws of Seller’s jurisdiction.
4.23    Solvency. No insolvency proceeding of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting, Seller or any Affiliate of Seller (other than as a creditor), the Medical Device Business or any of the Purchased Assets are pending or are being contemplated by Seller or any Affiliate of Seller, or are, to the Knowledge of Seller, being threatened against Seller or any Affiliate of Seller by any other Person, and neither Seller nor any Affiliate of Seller has made any assignment for the benefit of creditors or taken any action in contemplation of which that would constitute the basis for the institution of such insolvency proceedings. Immediately after giving effect to the consummation of the Initial Closing: (a) Seller will be able to pay the Retained Liabilities as they become due; (b) the Excluded Assets (calculated at fair market value) will exceed the Retained Liabilities (other than those Retained Liabilities set forth and described in Schedule 4.23 which are contingent and not yet due as of the date hereof or as of the Initial Closing Date); and (c) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. For purposes of this Section 4.23 only, “Retained Liabilities” shall not include Seller Parent’s obligations with respect to convertible loans provided to Seller Parent by its shareholders and affiliated parties.
4.24    Full Disclosure. (i) All documents and other papers delivered by or on behalf of Seller or Seller Parent in connection with the transactions contemplated by this Agreement are accurate, complete and authentic in all material respects; and (ii) no representation or warranty of Seller or Seller Parent contained in this Agreement contains any untrue statement of a material fact or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as of the date hereof and as of the Initial Closing Date and the Shares Issuance Date, except as disclosed or incorporated by reference in the Buyer SEC Documents, as follows:
5.1    Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
5.2    Authorization. Buyer has full corporate power and authority to execute, deliver and perform this Agreement, each of the Additional Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Additional Agreements by Buyer have been duly authorized and approved by the board of directors of Buyer, and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been, and the Additional Agreements, upon execution and delivery, will be, duly authorized, executed and delivered by Buyer and constitute, or upon execution and delivery by Buyer will constitute, as the case may be, legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except (i) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
5.3    Non-Contravention; Consents. The execution, delivery and performance by Buyer of this Agreement, each of the Additional Agreements and the consummation of the transactions contemplated hereby and thereby will not directly or indirectly (with or without notice or lapse of time) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Buyer, as amended. Except as may be required by the Exchange Act, Buyer was not, is not and will not be required to make any filing with or give any notice to or obtain any consent from any Person in connection with the execution, delivery and performance by Buyer of this Agreement, the Additional Agreements or the consummation of the transactions contemplated hereby and thereby.
5.4    Capitalization; Valid Issuance. The authorized capital stock of Buyer consists of 60,000,000 shares of Common Stock and 15,000,000 shares of preferred stock, par value $0.01 per share (“Buyer Preferred Stock”). As of May 2, 2016, 11,092,931 shares of Common Stock were issued and outstanding and no shares of Buyer Preferred Stock were issued and outstanding. The Shares to be issued pursuant to this Agreement will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable, and will not be subject to pre-emptive rights, rights of first refusal or other restrictions on transfer, other than restrictions which apply by virtue of applicable Legal Requirements.

Buyer SEC Documents; Financial Statements.
(a)    Buyer has timely filed all forms, reports and documents required under the Exchange Act to be filed with the SEC since July 1, 2015 (the “Buyer SEC Documents”). Each of the Buyer SEC Documents, and all documents incorporated therein by reference, complied in all material respects with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports, and documents were filed, and no such statement or report contained an untrue statement of a material fact or omitted to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(b)    The consolidated financial statements of Buyer and its consolidated Subsidiaries for the year ended December 31, 2015 included in the Buyer SEC Documents (i) were prepared in accordance with GAAP applied on a consistent basis throughout the period covered, except as may be indicated in the notes to such financial statements, and (ii) fairly present, in all material respects, the consolidated financial position of Buyer and its subsidiaries as of the dates thereof and the consolidated results of operations of Buyer and its subsidiaries for the periods covered thereby.
(c)    Buyer has not, in the twelve (12) months preceding the date hereof, received notice from the NASDAQ Global Select Market to the effect that Buyer is not in compliance with the listing or maintenance requirements of such trading market. Buyer is in compliance in all material respects with all such listing and maintenance requirements and the consummation of the transactions contemplated by this Agreement do not violate any rules or regulations of the NASDAQ Global Select Market.
5.5    No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary, for or on account of the transactions contemplated by this Agreement.

ARTICLE 6

ACTIONS PRIOR TO THE CLOSING DATES

The respective parties hereto covenant and agree to take the following actions prior to the applicable Closing:
6.1    Approval of Shareholders. Seller shall have taken, or simultaneously with the execution of this Agreement take, all action necessary in accordance with applicable Legal Requirements and its organizational documents to obtain the Executed Written Consent by the Consenting Shareholders.
6.2    Investigation of the Medical Device Business by Buyer. At all times prior to the Subsequent Closing, Seller shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of Seller with respect to the Medical Device Business, and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets, the Medical Device Business and the Medical Device Products as shall be reasonably requested, in order to allow Buyer to exercise its rights under the Exclusive License Agreement and as shall be reasonably necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in Article 8 have been satisfied. Such investigation shall be conducted in such a manner as not to interfere unreasonably with the Medical Device Business applicable Legal Requirements, and Seller shall have no duty hereunder to provide access to Buyer to any information as to which Seller owes any Person a duty of confidentiality without such Person’s prior written consent. No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Seller.
6.3    Preserve Accuracy of Representations and Warranties. Except as expressly contemplated by this Agreement, each of the parties hereto shall use commercially reasonable efforts to refrain from taking any action which would render any representation or warranty contained in Article 4 or Article 5 of this Agreement not to be true and correct in all material respects as of the Closing Dates. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or, to such party’s knowledge, threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Seller shall promptly notify Buyer of any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Seller which would have been listed on Schedule 4.11 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.
6.4    Third Parties; Governmental Approvals.
(a)    Third Parties. Seller will use reasonable best efforts to secure, before the Initial Closing Date, the consents, approvals and waivers listed on Schedule 3.1(d)(iii), and before the Subsequent Closing Date, the consents, approvals and waivers listed on Schedule 3.2(c)(iii), in each case, in form and substance reasonably satisfactory to Buyer; provided that neither Buyer nor Seller shall have any obligation to offer or pay any consideration in order to obtain any such consents, approvals or waivers; and provided, further, that Seller shall not make any agreement or understanding affecting the Purchased Assets, the Medical Device Business or the Medical Device Products as a condition for obtaining any such consents, approvals or waivers except with the prior written consent of Buyer. During the period prior to the applicable Closing, Buyer shall use commercially reasonable efforts to cooperate and assist Seller in obtaining the consents, approvals and waivers contemplated by this Section 6.4(a).
(b)    Governmental Body. During the period prior to the applicable Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body, including the OCS Preliminary Conditional Approval and the OCS Conditional Approval, required to be obtained by them in order to assign or transfer any Transferred Permits to Buyer, to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Sections 8.1(c), 8.2(c), 9.1(c) and 9.2(c) ; provided, that Seller shall not make any agreement or understanding affecting the Purchased Assets, the Medical Device Business or the Medical Device Products as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. It is understood and agreed that Seller may seek an amendment to the OCS Conditional Approval, upon prior written notice to Buyer, for the sole purpose, and with the sole effect, of extending the OCS Transfer Amount Payment Deadline for a period of up to six (6) months such that the OCS Transfer Amount Payment Deadline is extended to the date that is eighteen (18) months following the date of the OCS Conditional Approval without any increase to the amount of the OCS Transfer Amount (other than accrued interest on any such extended period).
(c)    Regulatory Rights and Responsibilities. Seller and Buyer agree to cooperate in the necessary notification and transfer of all regulatory rights and responsibilities related to the Medical Device Products.
(d)    [intentionally omitted].
(e)    FDA Updates. Until the earlier of the termination of this Agreement or the Shares Issuance Date, Seller agrees to provide regular updates to Buyer as requested by Buyer regarding the progress of the FDA Clearances and related regulatory process so that Buyer is reasonably apprised of the status of such process. Seller agrees to continue to pursue such FDA Clearances until the earlier of the termination of this Agreement or the Shares Issuance Date.
6.5    Notice of Certain Matters. Without limiting either party’s right to rely on the representations and warranties as set forth herein, and without limiting each party's obligations to consummate the transactions set forth herein subject to the conditions set forth herein, each of Buyer and Seller shall provide the other party with prompt written notice with respect to any material facts which arise between the date of this Agreement and each Closing Date which, if they had occurred and been known prior to the date of this Agreement, would have been required to have been disclosed in order to make the representations and warranties contained in Article 4 and Article 5 true and correct as of the date of this Agreement. In addition, Seller shall provide Buyer with prompt written notice if, between the date hereof and either of the Closing Dates, there is a change in the Purchased Assets, the Medical Device Business or Medical Device Products which has adversely affected or may be reasonably expected to materially and adversely affect the Medical Device Business. During the period prior to each Closing, Seller will as promptly as reasonably possible under the circumstances advise Buyer in writing on or prior to the applicable Closing Date of (a) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (b) any material default a Transferred Permit or event which, with notice or lapse of time or both, would become such a default.
6.6    Conduct of Medical Device Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Shares Issuance Date, Seller agrees to use reasonable best efforts to carry on the Medical Device Business in the usual, regular and ordinary course in substantially the same manner as conducted on the date hereof, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use reasonable best efforts to preserve intact the Medical Device Business and preserve its relationships with third parties having business dealings with it, all with the goal of preserving unimpaired the Purchased Assets and the Medical Device Business at the Initial Closing Date. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Subsequent Closing Date, Seller shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business of the Medical Device Business, and any event which would likely have a Material Adverse Effect. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Subsequent Closing Date, except as expressly contemplated by this Agreement, Seller shall not, without the prior written consent of Buyer:
(a)    Enter into any commitment or transaction with respect to the Medical Device Business which is not in the ordinary course of business;
(b)    Transfer to any Person any rights to any Medical Device Intellectual Property;
(c)    Commence any litigation related to the Medical Device Business;
(d)    Sell, lease, transfer, license or otherwise dispose of or encumber any of the Purchased Assets; or
(e)    Take, or agree in writing or otherwise to take, any of the actions described above, or any other action that would prevent Seller from performing or cause Seller not to perform its covenants hereunder.
6.7    Conduct of Medical Device Business through the Subsequent Closing. During the period from the Shares Issuance Date and continuing until the earlier of the termination of this Agreement or the Subsequent Closing Date, Seller agrees to perform its obligations under the Transition Services Agreement, to pay its debts and Taxes when due, to pay or perform other obligations when due, and use reasonable best efforts, in cooperation with Buyer, to preserve intact the Medial Device Intellectual Property, all with the goal of preserving unimpaired the Purchased

Assets that are Remaining Assets, including the Medical Device Intellectual Property, at the Subsequent Closing Date. During the period from the Shares Issuance Date and continuing until the earlier of the termination of this Agreement or the Subsequent Closing Date, Seller shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business, and any event which would likely have a Material Adverse Effect. Except as expressly contemplated by this Agreement, during the period from the Shares Issuance Date and continuing until the earlier of the termination of this Agreement or the Subsequent Closing Date, Seller shall not, without the prior written consent of Buyer:
(a)    Transfer to any Person any rights to any Medical Device Intellectual Property;
(b)    Commence any litigation related to the Medical Device Intellectual Property;
(c)    Sell, lease, transfer, license or otherwise dispose of or encumber any of the Medical Device Intellectual Property; or
(d)    Take, or agree in writing or otherwise to take, any of the actions described above, or any other action that would prevent Seller from performing or cause Seller not to perform its covenants hereunder.
6.8    No Solicitation.
(a)    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Subsequent Closing Date, Seller shall not (and shall not permit any of its representatives, advisors, officers, directors, shareholders or employees to) directly or indirectly, take any of the following actions with any Person other than Buyer and its designees:
(i)    solicit, encourage or initiate the submission of any proposal or offer from any Person to acquire all or any portion of the Medical Device Business, whether by merger, purchase of assets, purchase of capital securities, tender offer, lease, license or otherwise (other than the sale of Medical Device Products in the ordinary course of business); or
(ii)    participate in any negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to acquire or seek to acquire all or any portion of the Medical Device Business.
(b)    In the event Seller shall receive any offer or proposal, directly or indirectly, of the type referred to in Section 6.8(a)(i), or any request for disclosure or access pursuant to Section 6.8(a)(ii), Seller shall immediately inform Buyer in writing as to any such offer or proposal together with a description thereof including the identity of the offering party and the material terms of such offer or proposal, provided that Seller shall be entitled to refrain from providing any information which, if provided without the consent of the proposing party, would constitute a breach of a confidentiality obligation of Seller currently in effect.

6.9    OCS Transfer Amount. Seller shall cause the OCS Transfer Amount to be paid to the OCS no later than earlier to occur of: (i) within ten (10) days following such date as all Shares have been sold by Seller in compliance with Section 7.3, provided that the funds retained by Seller from the sale of Shares (after payment to Buyer, in accordance with Section 7.3(g)) are sufficient to pay the OCS Transfer Amount, or (ii) the date that is at least three (3) Business Days prior to the OCS Transfer Amount Payment Deadline.
6.10    Cooperation. Seller and Buyer will cooperate to the extent reasonably requested and legally permitted to execute the transaction in the most beneficial manner for both parties; provided, that no party hereto shall be obliged to take any action that would cause it any loss, damage cost or expense due to this covenant.
ARTICLE 7

ADDITIONAL AGREEMENTS
7.1    Taxes.
(a)    Seller shall be responsible for and pay any and all Taxes and Tax liabilities of Seller, its Affiliates, the Medical Device Business and/or the Purchased Assets arising at any time with respect to or connected with periods ending on or prior to the applicable Closing Date upon which the title to such Purchased Asset is transferred to Buyer; provided that all Taxes and Tax liabilities relating to revenues generated by Buyer and its Affiliates in the exploitation of its rights under the Exclusive License Agreement, shall be paid by Buyer and its Affiliates.
(b)    To the extent relevant to the Purchased Assets and the Medical Device Business, Seller shall (i) provide Buyer with such assistance as may reasonably be required in connection with the preparation of any Tax Return, amended tax return or claim for refund of any Tax, and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide Buyer with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other tax proceeding. Seller shall retain, until the expiration of the applicable statute of limitation (as may be extended), all relevant documents, including prior years’ Tax Returns, supporting work schedules and other records or information that may be relevant to such returns for the statutory period applicable to such Tax Returns (or any extended period that may be agreed by Buyer with any Governmental Authority and notified by Buyer to Seller) and shall not destroy or otherwise dispose of any such records prior to the lapse of the applicable statute of limitation (as may be extended), without the prior written consent of Buyer.
(c)    To the extent relevant to the Purchased Assets and the Medical Device Business, Buyer shall provide Seller with such assistance, records and information as may be reasonably required in connection with the preparation of any Tax Return, amended Tax Return or claim for refund of any Tax, the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes.
7.2    Use of Names. Immediately following the Initial Closing, neither Seller nor any of its Affiliates shall thereafter use for any purpose the names “PROW FUSION” “PROW FUSION-V,” “PROW FUSION-L” and “eSPIN” or any similar sounding name or any variant thereof (except in the performance of the Exclusive License Agreement and the Transition Services Agreement). Seller agrees that Buyer may use or sell any products, inventory, supplies, parts or sales or marketing materials conveyed to Buyer as part of the Purchased Assets notwithstanding the fact that certain of such products, inventory, supplies, parts or sales or marketing materials may have affixed to them labels or other marks bearing a name or names not included in the Purchased Assets.
7.3    Restrictions on Securities; Lock-Up; Clawback.
(a)    Seller covenants that in no event will it dispose of any of the Shares or Milestone Shares (if any) unless and until: (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) (A) Seller shall have complied with the requirements of the Securities Act applicable to such disposition of such shares including, without limitation, the applicable requirements of Rule 144 regarding volume, manner of sale and other matters, and (B) Seller shall have furnished Buyer at Seller’s expense an opinion of counsel, reasonably satisfactory to Buyer that such disposition will not require registration of such securities under the Securities Act; provided that Buyer shall not require an opinion of counsel for routine sales of shares pursuant to Rule 144.
(b)    All certificates for the Shares to be issued or Milestone Shares that may be issued to Seller hereunder shall bear the restrictive legend set forth in Section 4.21 hereof.
(c)    The legend set forth in Section 4.21 shall be removed and Buyer shall issue a certificate without such legend to the holder of shares of Common Stock upon which it is stamped, if: (i) the shares represented by such certificate have been sold pursuant to an effective registration statement under the Securities Act; (ii) in connection with the resale of such shares, such holder provides Buyer with an opinion of counsel, in form, substance and scope reasonably acceptable to Buyer, to the effect that a sale or transfer of such shares may be made without registration under the Securities Act; or (iii) such holder provides Buyer with reasonable assurances that such shares have been sold under Rule 144 or can be sold under Rule 144(k).
(d)    Seller agrees that if it and all other holders of at least *** percent of the then issued and outstanding Buyer Common Stock owned by Seller are so requested by any representative of the underwriters in connection with a firm commitment underwritten public offering of Buyer’s

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Common Stock registered under the Securities Act, Seller shall not sell or otherwise transfer any of the shares or other securities of Buyer during the 90 day period following the effective date of such registration statement. In such event, Buyer may impose stop transfer instructions with respect to securities subject to the foregoing restrictions until the end of such 90 day period.
(e)    Following the Shares Issuance Date (with respect to the Shares) and following the issuance of any shares of Common Stock by Buyer for which Buyer has elected to make any Milestone Payment pursuant to Section 2.5 (“Milestone Shares”), Buyer shall use commercially reasonable efforts to cause the Shares or Milestone Shares issued to Seller pursuant to this Agreement to be registered under the Securities Act pursuant to a resale registration statement on Form S-3 (each, a “Registration Statement”) to be declared effective by the SEC within ninety (90) days following the Shares Issuance Date (with respect to the Shares) or the date of issuance of any Milestone Shares (with respect to any Milestone Shares) and to take all commercially reasonable efforts to ensure that such Registration Statement remains effective until the earlier of: (i) nine (9) months after the date that the Registration Statement becomes effective and (ii) the date that all of the Shares or Milestone Shares, as the case may be, have been sold. Buyer and Seller shall each use commercially reasonable efforts to cause any such Registration Statement to comply with all applicable requirements of federal and state securities laws of the United States. Seller hereby (i) consents to the use of its name and to the inclusion of business information relating to Seller in any such Registration Statement; (ii) agrees to provide promptly to Buyer such information concerning its business and affairs as may reasonably be requested by Buyer for inclusion in any such Registration Statement, or in any amendments or supplements thereto; and (iii) agrees to cause its counsel to cooperate with Buyer’s counsel in the preparation of any such Registration Statement. Seller shall promptly advise Buyer, in writing, if at any time prior to the effectiveness of any such Registration Statement, Seller shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement any such Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Legal Requirements.
(f)    Seller hereby covenants and agrees that it will not, without the prior written consent of Buyer, during the period commencing on the Shares Issuance Date (or with respect to Milestone Shares, the date of issuance of any Milestone Shares) and ending on the date that is ninety (90) days following the Shares Issuance Date (or with respect to Milestone Shares, the date of issuance of any Milestone Shares) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Shares (or any Milestone Shares); or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares (or any Milestone Shares), whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of Shares (or any Milestone Shares) or other securities, in cash or otherwise.
(g)    Seller hereby covenants and agrees (i) to use a brokerage firm approved by Buyer in writing to effect the sale of any Shares, (ii) to provide prompt written notice to Buyer after the sale of any Shares, which written notice shall include the date of such sale, the amount of Shares sold in such sale, the sale price therefor and the net proceeds therefor received by Seller and (iii) that if any sale of Shares results in aggregate net proceeds to Seller in excess of $3,500,000 (taking into account all sales of Shares), then, from and after such sale, Seller shall pay to Buyer in cash, within ten (10) Business Days following such sale and each subsequent sale of Shares, an amount equal to one-half of the net proceeds received by Seller from such sale and each subsequent sale of Shares.
(h)    If Buyer shall, within the *** day period taken into account with respect to any Reference Market Value (including the Shares Issuance Date Reference Market Value), undertake or carry out a stock split, stock combination, issuance of stock dividends or any similar event, then the number of Shares or Milestone Shares (if any) to be issued hereunder shall be equitably adjusted to take into account the effects of any such action.
7.4    Listing. Buyer shall, prior to the Shares Issuance Date, use commercially reasonable efforts to obtain all necessary consents and approval of the NASDAQ Global Select Market for the listing of the Shares on the NASDAQ Global Select Market.
7.5    Qualifying Infringement Awards. During the period in which Contingent Asset Purchase Payments may be payable, Buyer shall provide prior written notice to Seller prior to making a claim against a third party that such third party is infringing upon the Medical Device Intellectual Property, including a reasonable description of the relevant circumstances and assessment of Buyer. If, within twenty (20) days following the receipt of such notice, Seller notifies Buyer in writing of its election to participate in the making and prosecution of such claim (a “Participation Notice”), Buyer and Seller shall, within five (5) Business Days following Buyer’s receipt of such timely delivered Participation Notice, mutually determine the relative amounts to be contributed to fund the making and prosecution of such claim (the “Participation Share”), it being understood and agreed that if no such mutually acceptable determination is made within such five (5) Business Day period, that Seller’s Participation Share shall be *** percent of all fees, costs and expenses in the making and prosecution of such claim. Seller’s Participation Share of any fees, costs and expenses payable pursuant to this Section 7.5 shall be advanced and/or paid as and when due or otherwise requested by Buyer so long as Buyer contemporaneously pays its allocable share of any such fees, costs and expenses. If Buyer actually receives any monetary settlement, award, or other compensation in connection with any such claim (“Infringement Award”) for which Seller has timely delivered a Participation Notice and for which Seller has fully paid all of Seller’s Participation Share of all fees, costs and expenses in making and prosecuting such claim (a “Qualifying Infringement Award”), the Qualifying Infringement Award shall be split between Buyer and Seller in accordance with their respective portions of the aforesaid fees, costs and expenses.
7.6    Exercise of Rights. From and after the Initial Closing Date, at Buyer's reasonable request and at Buyer's cost, Seller shall use commercially reasonable efforts to enforce its rights, claims and benefits in, to or under any (i) (A) employee confidentiality agreements entered into by Seller and (B) confidentiality or secrecy agreements entered into by Seller with third parties that relate to the use or disclosure of information concerning the Purchased Assets or the Medical Device Business, and (ii) express or implied warranties from the suppliers of goods or services (including

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

any coverage rights under product liability or other insurance maintained by any of such suppliers for the benefit of Seller).
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall be subject, at the option of Buyer, to the satisfaction, on or prior to the applicable Closing Date, of the following conditions:
8.1    Initial Closing.
(a)    No Misrepresentation or Breach of Covenants and Warranties. Each of the representations and warranties of Seller contained herein (i) qualified by materiality or Material Adverse Effect, shall be true and correct in all respects and (ii) not qualified by materiality or Material Adverse Effect, shall be true and correct in all material respects on the Initial Closing Date as though made on the Initial Closing Date; Seller shall have complied with in all material respects and not otherwise breached in any material respect the covenants of Seller set forth herein; and there shall have been delivered to Buyer a certificate to such effect, dated the Initial Closing Date, signed on behalf of each of Seller Subsidiary and Seller Parent by an authorized officer of each of Seller Subsidiary and Seller Parent.
(b)    No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or overtly threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.
(c)    Necessary Governmental Approvals. The parties shall have received all approvals of all Governmental Bodies which are necessary to consummate the transactions contemplated to be consummated at the Initial Closing, including, without limitation, the OCS Preliminary Conditional Approval.
(d)    Initial Closing Additional Agreements. Each of the Initial Closing Additional Agreements shall have been duly executed by Seller and shall be in full force and effect.
(e)    No Material Adverse Effect. Since the date hereof, there shall not have occurred any event, change or effect that has had or would reasonably be expected to have a Material Adverse Effect.
(f)    FDA Clearance. The PROW FUSION-V FDA Clearance shall remain in full force and effect and shall not have been rescinded.
8.2    Subsequent Closing.
(a)    No Breach of Covenants. Seller shall have complied with in all material respects and not otherwise breached in any material respect the covenants of Seller set forth herein to be performed by it as of the Subsequent Closing Date; and there shall have been delivered to Buyer a certificate to such effect, dated the Subsequent Closing Date, signed on behalf of each of Seller Subsidiary and Seller Parent by an authorized officer of each of Seller Subsidiary and Seller Parent.
(b)    No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or overtly threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby; other than any such action, suit, investigation or proceeding which is fully and finally settled, waived, abandoned or otherwise resolved prior to the Subsequent Closing Date.
(c)    Necessary Governmental Approvals. The parties shall have received all approvals of all Governmental Bodies which are necessary to consummate the transactions contemplated hereby to be consummated at the Subsequent Closing, including, without limitation, the OCS Conditional Approval.
(d)    Subsequent Closing Additional Agreements. Each of the Subsequent Closing Additional Agreements as duly executed by Seller shall have been dated as of the Subsequent Closing Date and delivered by the Escrow Agent to Buyer and shall be in full force and effect.
(e)    Additional Agreements. The Seller Non-Competition and Non-Solicitation Agreement shall remain in full force and effect (other than a termination thereof by Buyer), and the Transition Services Agreement shall not have been terminated prior thereto (other than by Buyer).
(f)    Shares Issuance. The Shares shall have been issued.
(g)    OCS Transfer Amount. Either: (i) Seller shall have paid the OCS Transfer Amount to the OCS; or (ii) Buyer shall have paid the OCS Transfer Amount (“Buyer OCS Payment Election”) following Seller’s failure to do so at least three (3) Business Days prior to the OCS Transfer Amount Payment Deadline, in which case Buyer shall so notify Seller, in writing, without delay.
ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall be subject, at the option of Seller, to the satisfaction, on or prior to the applicable Closing Date, of the following conditions:
9.1    Initial Closing.
(a)    No Misrepresentation or Breach of Covenants and Warranties. Each of the representations and warranties of Buyer contained herein (i) qualified by materiality or Material Adverse Effect, shall be true and correct in all respects and (ii) not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on the Initial Closing Date as though made on the Initial Closing Date; Buyer shall have complied with in all material respects and not otherwise breached in any material respect the covenants of Buyer set forth herein; and there shall have been delivered to Seller a certificate to such effect, dated the Initial Closing Date, signed on behalf of Buyer by an authorized officer of Buyer.
(b)    No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or overtly threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.
(c)    Necessary Governmental Approvals. The parties shall have received all approvals of all Governmental Bodies necessary to consummate the transactions contemplated hereby to be consummated at the Initial Closing.
(d)    Initial Closing Additional Agreements. Each of the Initial Closing Additional Agreements shall have been duly executed by Buyer and shall be in full force and effect.
9.2    Subsequent Closing.
(a)    No Breach of Covenants. Buyer shall have complied with in all material respects and not otherwise breached in any material respect the covenants of Buyer set forth herein to be performed between the Initial Closing Date and the Subsequent Closing Date; and there shall have been delivered to Seller a certificate to such effect, dated the Subsequent Closing Date, signed on behalf of Buyer by an authorized officer of Buyer.
(b)    No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or overtly threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby; other than any such action, suit, investigation or proceeding which is settled (with Buyer’s consent), irrevocably waived or otherwise finally and irrevocably resolved in a manner which does not have any adverse effect on the ability of the Seller and Buyer to consummate the transactions contemplated in this Agreement prior to the Subsequent Closing Date.
(c)    Necessary Governmental Approvals. The parties shall have received all approvals of all Governmental Bodies necessary to consummate the transactions contemplated hereby to be consummated at the Subsequent Closing.
(d)    Subsequent Closing Additional Agreements. Each of the Subsequent Closing Additional Agreements shall have been duly executed by Buyer and shall be in full force and effect.
(e)    Shares Issuance. The Shares shall have been issued.
ARTICLE 10

TERMINATION
10.1    Termination.
(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Initial Closing Date:

(i)    by the joint written consent of Buyer and Seller Parent;
(ii)    by either Buyer on the one hand, or Seller Parent on the other hand, if the Initial Closing has not occurred on or before ***; provided, however, that the right to terminate this Agreement under this Section 10.1(a)(ii) shall not be available to any party whose action or failure to act has been the principal cause of the failure of the Initial Closing to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;
(iii)    by Buyer if there is a material breach of any representation or warranty of Seller or a material breach of any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement and such breach, if capable of cure, shall not have been cured within ten (10) days of notice thereof;
(iv)    by Seller Parent if there is a material breach of any representation or warranty of Buyer or a material breach of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement and such breach, if capable of cure, shall not have been cured within ten (10) days of notice thereof; and
(v)    by Buyer in the event that OCS indicates either verbally or in writing that it (A) requires or may require that the OCS Transfer Amount be an amount in excess of the aggregate sum of funding provided by the OCS to Seller Parent through the date hereof (including funding provided through the OCS incubator program in which the Seller Parent participated) plus interest accrued thereon, or (B) will not grant either the OCS Preliminary Conditional Approval or the OCS Conditional Approval.
(b)    Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time after the Initial Closing Date and prior to the Subsequent Closing Date:
(i)    by the joint written consent of Buyer and Seller Parent;
(ii)    by either Buyer on the one hand, or Seller Parent on the other hand, if the Subsequent Closing has not occurred on or before the date that is five (5) Business Days following the OCS Transfer Amount Payment Deadline; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any party whose action or failure to act has been the principal cause of the failure of the Subsequent Closing to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;
(iii)    by Buyer in the event that OCS (A) rescinds the OCS Preliminary Conditional Approval; (B) modifies or amends in any material respect the OCS Preliminary Conditional Approval; (C) indicates whether verbally or in writing that it will not grant the OCS Conditional Approval or (D) indicates either verbally or in writing that it requires or may require that the OCS Transfer Amount be an amount in excess of the aggregate sum of funding provided by the OCS to Seller Parent through the date hereof (including funding provided through the OCS incubator program in which the Seller Parent participated) plus interest accrued thereon.
10.2    Notice of Termination. A party desiring to terminate this Agreement pursuant to Section 10.1 or Section 10.2 shall give written notice of such termination to the other parties to this Agreement.
10.3    Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1 or Section 10.2 there shall be no liability or obligation on the part of Seller or Buyer or their respective officers, directors, shareholders, or stockholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement (in which case such party – but not its officers, directors, shareholders, or stockholders – shall have liability or obligation, pursuant to the provisions of this Agreement); provided, however, that the provisions of Article 12 shall remain in full force and effect and survive any termination of this Agreement; and, provided, further, in the event that this Agreement is terminated by Buyer pursuant to Section 10.1(b)(iii), Seller shall promptly (but in no event later than three (3) Business Days after the effective date of such termination) return to Buyer the Initial Closing Cash Consideration in its entirety, whereupon Buyer shall promptly (but in no event later than three (3) Business Days after its receipt of the Initial Closing Cash Consideration) deliver to Seller an executed termination of the Exclusive License Agreement and an executed bill of sale or such other instruments of conveyance as a reasonably necessary to convey the Initial Closing Purchased Assets to Seller.
ARTICLE 11

INDEMNIFICATION
11.1    Indemnity.
(a)    Indemnification by Seller. As an inducement to Buyer to enter into this Agreement, and acknowledging that Buyer is relying on the indemnification provided in this Article 11 in entering into this Agreement, Seller Parent agrees to indemnify, defend and hold harmless Buyer and its Affiliates and subsidiaries and their respective employees, officers, directors, stockholders, representatives, agents, counsel, successors and assigns (collectively, “Buyer Affiliates”), from and against any claims, losses, liability, obligations, lawsuits, judgments, settlements, governmental investigations, deficiencies, damages, costs or expenses of whatever nature, whether known or unknown, accrued, absolute, contingent or otherwise including, without limitation, interest, penalties, reasonable attorneys’ fees, costs of investigation and all amounts paid in defense or settlement of the foregoing (collectively “Losses”), suffered or incurred by Buyer or Buyer Affiliates as a result of or in connection with the following: (i) any and all debts, liabilities and obligations of Seller related to the Purchased Assets (other than the Assumed Liabilities), whether known or unknown, accrued, absolute, contingent or otherwise, arising out of or relating to (A) the business and operations of Seller or (B) the use of the Purchased Assets by Seller prior to or on the Closing Date on which such Purchased Assets were purchased or which arise after the relevant Closing Date on which such Purchased Assets were purchased but which are based upon or arise out of any act, transaction, circumstance, state of facts or other condition which occurred or existed on or before such Closing Date, whether or not then known, accrued, due or payable; (ii) any obligation relating to the employment or engagement of the Seller Parent’s or Seller Subsidiary’s employees or contractors by the Seller Parent or Seller Subsidiary, as applicable; (iii) any obligations relating to the Retained Liabilities or the ownership or operation of any Excluded Assets; (iv) a breach of any representation or warranty of Seller or Seller Parent or Seller Subsidiary in this Agreement that is not a Special Representation or a Fundamental Representation of Seller; (v) a breach of any Special Representation; (vi) a breach of any Fundamental Representation, (vii) a breach of any obligation, covenant or agreement of Seller or Seller Parent or Seller Subsidiary in this Agreement; and (viii) Sellers’ failure to comply with any bulk sales or fraudulent transfer laws that are applicable to the transactions contemplated by this Agreement .
Notwithstanding anything in this Agreement to the contrary, solely for the purposes of the determination of the amount of Losses pursuant to Section 11.1(a), the representations and warranties of Seller in this Agreement that are qualified by materiality or Material Adverse Effect shall be deemed to be made without such materiality or Material Adverse Effect qualifiers.
(b)    Indemnification by Buyer. As an inducement to Seller to enter into this Agreement, and acknowledging that Seller is relying on the indemnification provided in this Article 11 in entering into this Agreement, Buyer agrees to indemnify, defend and hold harmless Seller and its respective Affiliates, agents, successors and assigns (collectively, “Seller Affiliates”), from and against any Losses suffered or incurred by Seller as a result of or in connection with the following: (i) any and all liabilities of any nature arising solely out of the Purchased Assets after the applicable Closing Date on which such Purchased Assets were purchased, except for matters which are the subject of indemnification pursuant to Section 11.1(a); (ii) any and all Assumed Liabilities; (iii) a breach of any representation or warranty of Buyer in this Agreement that is not a Fundamental Representation of Buyer; (iv) a breach of any Fundamental Representation of Buyer and (v) a breach of any obligation, covenant or agreement of Buyer in this Agreement.
11.2    Indemnification Claims.
(a)    Subject to the limitations and provisions set forth in this Article 11, upon receipt by a party from whom indemnification is being sought pursuant to Section 11.1 (an “Indemnifying Person”) of a certificate signed by any officer (an “Officer’s Certificate”) of a Buyer Affiliate or a Seller Affiliate (an “Indemnified Person”) stating that Losses exist with respect to the indemnification obligations set forth in Section 11.1, and specifying in reasonable detail the individual items of such Losses included in the amount so stated (the “Claimed Amount”), the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, obligation, covenant or agreement to which such item is related, the Indemnified Person shall, subject to the provisions of this Article 11, be entitled to be indemnified in accordance with this Article 11; provided, however, that indemnification obligations pursuant to this Article 11 for misrepresentations or breaches of warranty under Article 4 or Article 5, or for breaches of covenants, obligations or agreements, shall only apply if the applicable Officer's Certificate stating the Claimed Amount is received by the Indemnifying Person during the period of survivability of the applicable representation, warranty, covenant, obligation or agreement, all as set forth in Section 11.5 below.

(b)    The Indemnifying Person shall have a period of thirty (30) days from and after delivery of any Officer’s Certificate to deliver to the Indemnified Person a response, in which the Indemnifying Person shall: (i) agree that the Indemnified Person is entitled to receive payment for all of the requested Losses or (ii) dispute that the Indemnified Person is entitled to receive payment for all the requested Losses.
(c)    If the Indemnifying Person disputes any claim or claims made in any Officer’s Certificate, the Indemnified Person shall have thirty (30) days to respond in a written statement to the objection of the Indemnifying Person. If after such thirty (30) day period there remains a dispute as to any claims, the Indemnified Person and the Indemnifying Person shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims (the “Claims Period”). If the Indemnified Person and the Indemnifying Person should so agree, a memorandum setting forth such agreement shall be prepared and signed by Buyer and Seller.
11.3    Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 11.2(c), either Buyer or Seller may initiate formal legal action in accordance with Section 12.14 to resolve such dispute. The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Article 11 hereof, the parties shall be entitled to act in accordance with such decision.
11.4    Third-Party Claims.
(a)    In respect of any third party claim that is subject of a claim by an Indemnified Person for indemnification under this Article 11 (a “Third Party Claim”), the Indemnified Person shall, without qualification of the right to the Indemnified Person to be indemnified for indemnifiable Losses incurred in connection with such Third Party Claim, control the defense of the Third Party Claim and shall be entitled to appoint counsel for such defense (such counsel to be reasonably acceptable to the Indemnifying Person) and shall promptly inform the Indemnifying Person upon receipt of a Third Party Claim; provided, however, no delay in providing such notice shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Indemnifying Person is materially prejudiced thereby. No Indemnified Person shall consent to the entry of any judgment or enter into any settlement or resolution of such Third Party Claim without the consent of the Indemnifying Person, such consent not to be unreasonably withheld, conditioned or delayed. The Indemnifying Person shall have the right to participate at its own expense in the defense of the liability asserted therein.
(b)    The Indemnified Person shall furnish or cause to be furnished to the Indemnifying Person copies of all material correspondence exchanged between the Indemnified Person and the applicable third party, as well as copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection the Third Party Claim. The parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any Third Party Claim, including by attending such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith and providing reasonable access to each other’s relevant business records and other documents and employees.
11.5    Limitations on Indemnity.
(a)    Survival of Representations and Warranties and Covenants. All the representations and warranties of Seller contained in Article 4 and of Buyer in Article 5 shall survive the Closings hereunder and shall continue in full force and effect after such Closings for a period of eighteen (18) months after the Shares Issuance Date, after which they shall automatically expire; provided, however, that the representations and warranties in Sections 4.8 (Intellectual Property), 4.18 (FDA and Regulatory Matters) (collectively, the “Special Representations”) shall continue to survive after such Closings for a period of thirty (30) months after the Shares Issuance Date, after which they shall automatically expire; provided, however, that the representations and warranties in Sections 4.1 (Organization), 5.1 (Organization of Buyer), 4.2 (Authorization), 5.2 (Authorization), 4.13 (No Finder) and 4.21 (Investment Representations) and 5.6 (No Finder) (collectively, the “Fundamental Representations”) shall continue to survive after the Subsequent Closing Date until the expiration of all applicable statutes of limitations. All covenants of the parties set forth in Article 6 and Article 7 shall expire and be of no further force or effect as of the applicable Closing, except to the extent such covenants provide that they are to be performed after the applicable Closing.
(b)    Sources of Recovery by Buyer Affiliates; Caps.
(i)    Sources of Recovery by Buyer Affiliates. Recovery by the Buyer Affiliates with respect to claims for indemnification pursuant to Section 11.1(a) shall be subject to the caps set forth in Section 11.5(b)(ii) below and may be satisfied solely by exercise of the Setoff Rights set forth in clause (i) of Section 2.7(b). Buyer shall not have any rights to set off amounts due under this Agreement, except in accordance with the Setoff Rights. Buyer shall not have any rights to set off or deduct amounts due under this Agreement, except in accordance with the Setoff Rights.
(ii)    Caps on Indemnification by Seller. In no event shall the Buyer Affiliates be entitled to recover Losses for claims for indemnification (A) pursuant to Section 11.1(a)(iv) in excess of *** percent (***%) of the aggregate amounts actually paid to Seller or then earned by Seller, (B) pursuant to Section 11.1(a)(iv) and Section 11.1(a)(v), collectively, in excess of *** percent (***%) of the aggregate amounts actually paid to Seller or then earned by Seller, or (C) pursuant to Sections 11.1(a)(i)-(viii), collectively, in excess of the aggregate amounts actually paid or payable to Seller under this Agreement; provided, however, claims for indemnification involving fraud, willful breach or intentional misrepresentation on the part of Seller shall be uncapped.
(iii)    Caps on Indemnification by Buyer. In no event shall the Seller Affiliates be entitled to recover Losses for claims for indemnification (A) pursuant to Section 11.1(b)(iii) in excess of *** percent (***%) of the aggregate amounts actually paid to Seller or then earned by Seller or (B) pursuant to Sections 11.1(b) -(v), collectively, in excess of the aggregate amounts actually paid or payable to Seller under this Agreement; provided, however, claims for indemnification involving fraud, willful breach or intentional misrepresentation on the part of Buyer shall be uncapped.
(iv)    For purposes of Sections 11.5(b)(ii) & (iii) above, and for further clarity, “aggregate amounts actually paid to Seller” shall include the Initial Closing Cash Consideration (but only after the Initial Closing Cash Consideration is paid to Seller Parent), the Shares (valued at $3,500,000) (but only after the Shares are issued to Seller Parent), and any Milestone Payments and Contingent Asset Purchase Payments actually theretofore paid to Seller and “then earned by Seller” shall include any Milestone Payments and Contingent Asset Purchase Payments theretofore earned by Seller in accordance with the terms of this Agreement but not yet paid to Seller.
11.6    Effect of Investigation. The right to indemnification, payment of Losses or for other remedies based on any representation, warranty, covenant or obligation of Seller contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date any Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Buyer to consummate the transactions contemplated hereby, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Losses, or other remedy based on such representation, warranty, covenant or obligation.
11.7    Miscellaneous.
(a)    Notwithstanding anything else contained in this Agreement, under no circumstances shall an Indemnified Party be entitled to indemnification in connection with Losses that are indirect, consequential or punitive unless Losses that are indirect, consequential punitive are actually awarded to a third party by a court of competent jurisdiction and are paid by an Indemnified Person.
(b)    It is hereby clarified that Buyer Affiliates shall not be entitled to indemnification to the extent that the Losses suffered are duplicative with any royalties or other similar payments referred to clause (b) or clause (c) of the definition of Net Sales.
11.8    Exclusive Remedy. The provisions contained in this Article 11 are intended to provide the sole and exclusive remedy for the Buyer Affiliates and Seller Affiliates following the Initial Closing as to all Losses based on, arising out of or relating to this Agreement (it being understood that nothing in this Article 11 or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies to enforce the parties’ obligations under this Agreement).

ARTICLE 12

GENERAL PROVISIONS

12.1    Confidentiality. Each of Buyer, Seller and Seller Parent agrees that it will keep confidential all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, including but not limited to the content and terms of this Agreement, all in accordance with the terms of the Confidentiality Agreement.
12.2    No Public Announcements. Any public announcement, press release or similar publicity, including the filing of this Agreement with the Securities and Exchange Commission, and the transactions contemplated hereby, will be issued, if at all, at such time and in such manner as Buyer determines; provided that Buyer shall use reasonable efforts to solicit and take into account input from Seller with respect to such release or announcement to be issued. Seller shall not directly or indirectly, issue or make any statement or communication to any third party (other than its or their respective legal, accounting, and financial advisors that are bound by confidentiality restrictions and the OCS in accordance with terms hereof) regarding the existence or subject matter of this Agreement or the transactions contemplated hereby without the consent of Parent, except (a) to the extent such disclosure is required by applicable Law, in which case Seller shall promptly notify Buyer of such disclosure and cooperate at Buyer’s expense with Buyer to the extent practicable so as to seek to limit the information disclosed to the information required by applicable Law to be disclosed and will, to the extent practicable and at Parent's expense, seek to obtain a protective order over, or confidential treatment of such information, or (b) for disclosures in dispute resolution proceedings to the courts or arbitrators involved in such proceedings; provided, that such proceedings are brought in compliance with this Agreement and to other Persons involved in such proceedings (e.g., attorneys and expert witnesses) that are bound by confidentiality restrictions.
12.3    Notices. All notices, requests, consents, instructions or other communications or other documents required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, via email or telecopier or five (5) days after being sent, when sent by registered or certified mail, or one (1) day after being sent, when sent by overnight courier, addressed as follows:
If to Buyer, to:
SeaSpine Holdings Corporation
5770 Armada Drive
Carlsbad, CA 92008
Attention:     General Counsel
Email:     patrick.keran@seaspine.com
with a copy to:

DLA Piper LLP (US)
4365 Executive Drive, 11th Floor
San Diego, CA 92121
Attention:     Michael S. Kagnoff, Esq.
Email:     michael.kagnoff@dlapiper.com
Facsimile:     (858) 638-5122
and
Gornitzky & Co.
45 Rothschild Blvd.
Tel Aviv, 6578403 Israel
Attention:     Chaim Friedland
Email:     friedland@gornitzky.co.il
Facsimile:     +972-3-5606555
If to Seller, to:
N.L.T Spine Ltd.
6 Yad Harutzim St.
Kfar Saba, 4464103 Israel
Attention:     Eli Gendler and Netanel Sharbani
Email:     eli@cfoservices.co.il; netanel.s@nlt-spine.com
Facsimile:     n/a
with a copy to:
Amit, Pollak, Matalon & Co.
APM House
18 Raoul Wallenberg St., Building D, 6th Floor
Ramat Hachayal, Tel Aviv, 6971915 Israel
Attention:     Daniel Marcus
Email:        d_marcus@apm-law.com
Facsimile:     +972-73-380-0605
or to such other address as such party may indicate by a notice delivered to the other parties hereto.
12.4    Successors and Assigns. The rights of any party under this Agreement shall not be assignable without the written consent of the other parties except that Buyer shall be permitted to assign its rights, but not its obligations, to an Affiliate of Buyer without obtaining any consent from the other parties; provided, however, Buyer may assign all of its rights and obligations under this Agreement to: (i) an Affiliate of Buyer without the consent of Seller so long as such Affiliate is not less likely to be able to satisfy any remaining financial obligations hereunder than Buyer, or (ii) any other Person without the consent of Seller, in connection with the bona fide sale of all or substantially all of the Purchased Assets; provided further, if Buyer or any of its successors or permitted assigns transfers or conveys any Buyer Medical Device Product for which Milestone Payments and/or

Contingent Asset Purchase Payments may still be payable or all or substantially all of the Medical Device Business to any Person, including in connection with the transfer or conveyance of all or substantially all of Buyer’s properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer shall assume all of the obligations set forth in this Agreement pertaining to the Milestone Payments and Contingent Asset Purchase Payments. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.
12.5    Access to Records after Closing Date. For a period of five (5) years after the Initial Closing Date, Buyer and its representatives shall have reasonable access to all of the information, books and records of the Medical Device Business which Seller or any of its Affiliates shall retain after the Initial Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours.
12.6    Entire Agreement; Amendments. This Agreement, the Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements or understandings, oral or written, between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented, except by a written instrument signed by an authorized representative of each of the parties hereto.
12.7    Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
12.8    Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
12.9    Expenses. Whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection herewith including, without limitation, all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses. Seller’s Third Party Expenses shall be deemed “Retained Liabilities” hereunder.
12.10    Payments. Each of Seller Parent and Seller Subsidiary hereby direct that all payments made under this Agreement to Seller including the issuance of all of the Shares (and any Milestone Shares), be made to Seller Parent, not Seller Subsidiary. Buyer hereby acknowledges, based solely on the representations and warranties set forth in Section 4.2(d), that the Purchased Assets are owned by Seller Parent only (and not Seller Subsidiary) and, therefore, Seller Subsidiary has no rights to receive any of the Initial Closing Cash Consideration, the Shares, the Milestone Payments (if any) and Contingent Asset Purchase Payments (if any).
12.11    Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but in case any one or more of the provisions contained herein shall be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
12.12    Specific Enforcement. Seller acknowledges and agrees that Buyer would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by Seller in accordance with their specific terms or were otherwise breached. Accordingly Seller agrees that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond, this being in addition to any other remedy to which Buyer is entitled at law or in equity.
12.13    Execution in Counterparts. This Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.
12.14    Further Assurances.
(a)    On each Closing Date, Seller shall (i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of Seller in, to or under any or all of the Purchased Assets to be purchased at the applicable Closing, and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets purchased at the applicable Closing.
(b)    From time to time following each Closing Date, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as otherwise may be reasonably necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets to be purchased at the applicable Closing, and in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the applicable Closing Date, Seller agrees to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its reasonable efforts to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder).
12.15    Governing Law. Governing Law; Resolution of Conflicts; Arbitration.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (USA), without regard applicable principles of conflicts of law, except that the arbitration clause in Section 12.14(b) and any arbitration hereunder shall be governed by the Arbitration Rules of the United Nations Commission on International Trade Law (“UNCITRAL Arbitration Rules”).
(b)    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including the determination of the scope of the agreement to arbitrate, shall be finally settled by arbitration in accordance with the UNCITRAL Arbitration Rules applicable at the time of submission of the dispute to arbitration. The American Arbitration Association (the “AAA”) shall be the appointing authority and shall appoint a panel of three (3) arbitrators. The arbitration case, including the appointment of arbitrators, shall be administered by the AAA in accordance with its “Procedures for Cases Under the UNCITRAL Arbitration Rules.” The place of the arbitration shall be New York, New York (USA), and the exclusive language to be used for the arbitral proceedings shall be English. Judgment upon any award(s) rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators are authorized to include in their award an allocation to any party of such costs and expenses, including attorneys’ fees, as the arbitrators shall deem reasonable. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority. Nothing in this Agreement shall prevent any party from seeking provisional measures from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.
12.16    Effect of Due Diligence. The fact that Buyer has conducted a due diligence investigation of the Medical Device Business prior to the date hereof shall in no way mitigate or qualify the representations and warranties of Seller set forth herein. Seller acknowledges and agrees that Buyer is relying on Seller’s representations and warranties in executing this Agreement and consummating the transactions contemplated hereby.
12.17    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder; provided, that the Seller Affiliates and Buyer Affiliates shall have the rights granted to them under Article 11.
12.18    Attorneys’ Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party (being the party prevailing in a final non-appealable judgment in such action) shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed on the date first above written.

BUYER:
SEASPINE HOLDINGS CORPORATION
By:	/s/ Keith Valentine
Name:	Keith Valentine
Title:	CEO

SELLER PARENT:
N.L.T SPINE LTD.
By:	/s/ Didier Toubia	/s/ Eli Gendler
Name:	Didier Toubia	Eli Gendler
Title:	CEO	CFO

SELLER SUBSIDIARY:
NLT SPINE, INC.
By:	/s/ Didier Toubia	/s/ Eli Gendler
Name:	Didier Toubia	Eli Gendler
Title:	CEO	CFO

SIGNATURE PAGE TO
ASSET PURCHASE AGREEMENT

Exhibit A
Executed Written Consent

Exhibit B
Escrow Agreement

Exhibit C

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (this “Agreement”), executed as of September, 2016 (the “Effective Date”), is made by and between N.L.T Spine Ltd., a company organized under the laws of the State of Israel (the “LICENSOR”) and SeaSpine Holdings Corporation, a Delaware corporation (“LICENSEE”). LICENSOR and LICENSEE are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, LICENSOR owns or has sufficient rights in connection with the design, development, manufacture, marketing and commercial exploitation by LICENSOR of medical devices which are being developed by LICENSOR, including, without limitation, LICENSOR’s products designated by Seller as “PROW FUSION,” “PROW FUSION-V,” “PROW FUSION-L,” and “Espin” (collectively, the “Medical Device Business”); and
WHEREAS, LICENSOR and LICENSEE entered into that certain Asset Purchase Agreement dated as of August 17, 2016 (the “Purchase Agreement”) under which LICENSOR has agreed to sell, convey, assign, transfer and deliver to LICENSEE all right, title and interest of LICENSOR in and to substantially all of the tangible and intangible properties, rights and assets owned or held by LICENSOR and relating to or used, or held for use, in connection with the Medical Device Business (collectively, the “Purchased Assets”), all in accordance with and subject to the terms set forth in the Purchase Agreement; and
WHEREAS, pursuant to the Purchase Agreement, LICENSOR is to grant an exclusive license to the Medical Device Intellectual Property (as such term is defined in the Purchase Agreement) to LICENSEE for the purpose of manufacturing, marketing, distributing and commercially exploiting the Medical Device Products (as such term is defined in the Purchase Agreement) under the terms and conditions of this Agreement; and
WHEREAS, LICENSOR’s entering into this Agreement is a material inducement for LICENSEE agreeing to enter into and complete the transactions contemplated by the Purchase Agreement.
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

In this Agreement, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement and the following terms, when capitalized, shall have the following meanings, being understood that words denoting the singular include the plural and vice versa:
1.1    “Change of Control” means a transaction or series of related transactions in which either (a) a Party consolidates or merges with or into a Third Party, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets directly or indirectly to a Third Party, or any Third Party consolidates with, or merges with or into, a Party, except where the direct and indirect holders of the outstanding voting stock or of other voting rights (the “voting power”) entitled to elect directors or other managing authority for such Party immediately prior to the transaction (or series of related transactions) will hold, directly or indirectly, more than 50% of the voting power of the surviving or transferee Third Party immediately after the transaction (or series of related transactions), or (b) a Third Party or “group” (as that term is used in Rule 13d-5 under the United States Securities Exchange Act of 1934) is or becomes, or has the right to become, the beneficial owner, directly or indirectly, of more than 50% of the total voting power of a Party.

1.2    “Third Party” means any Person other than a Party or an Affiliate of a Party.

ARTICLE 2
LICENSES

2.1    License Grant. Subject to the terms and conditions of this Agreement (including, without limitation, section 7.1 below), LICENSOR hereby grants to LICENSEE and its Affiliates an exclusive, worldwide, subject to the Purchase Agreement and as otherwise set forth in Section 7.1 hereof, royalty free and fully paid-up license, with the right to grant sublicenses through multiple tiers, under the Medical Device Intellectual Property, to make, have made, use, import, offer for sale, sell and otherwise commercially exploit the Medical Device Products (the “License”). For clarity, LICENSEE acknowledges the obligations of LICENSEE to make Milestone Payments and Contingent Asset Purchase Payments (if any), subject to the terms of and as set forth in the Purchase Agreement.

2.2    Intellectual Property Ownership Rights; No Other License Rights; No Implied Licenses. During the term of this Agreement, title and ownership of all intellectual property rights in the Medical Device Products will at all times remain exclusively with LICENSOR. Each Party expressly acknowledges and agrees that, except as expressly provided in Section 2.1, no rights to any other intellectual property rights are granted under this Agreement, nor by implication, estoppel, or otherwise.

2.3    License Restrictions. Except as expressly authorized in this Agreement, during the duration of this Agreement, LICENSEE will not, nor authorize any third party to, copy, modify, disassemble, decompile, or reverse engineer any of the Medical Device Products, in whole or in part. LICENSEE agrees not to develop the Medical Device Products or any intellectual property rights underlying the Medical Device Products, including, without limitation, not to develop or create any derivatives, enhancements or improvements thereof. LICENSEE will comply with all applicable Legal Requirements and Governmental Orders related to the License, this Agreement and the Medical Device Intellectual Property. Notwithstanding the foregoing, LICENSEE may make final adjustments to the Medical Device Products as it deems reasonably necessary, to satisfy the needs of end-user customers.

ARTICLE 3
CONSIDERATION

3.1    License Fee. In addition to the consideration set forth in the Recitals to this Agreement, LICENSEE shall pay LICENSOR a one-time non-refundable license fee of one hundred U.S. dollars (US$100.00) as consideration of the rights granted by LICENSOR hereunder.

3.2    Taxes. LICENSOR shall be responsible for and shall pay all applicable Taxes and governmental fees imposed, levied or payable in connection with the consideration paid to it under this Agreement.
ARTICLE 4
CONFIDENTIALITY

4.1    Confidentiality. Each of LICENSOR and LICENSEE agrees that it will keep confidential all documents, materials and other information which it shall have obtained regarding the other Party during the course of the negotiations leading to the consummation of the transactions contemplated by this

Agreement (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, including but not limited to the content and terms of this Agreement, all in accordance with the terms of the Confidentiality Agreement, except as otherwise agreed by the Parties.

ARTICLE 5
INTELLECTUAL PROPERTY

5.1    Patent Prosecution and Maintenance. During the duration of this Agreement, LICENSOR shall have the authority for the preparation, filing, prosecution and maintenance of all Patents included in the Medical Device Intellectual Property, as well as re-examinations, reissues, requests for Patent term extensions, supplementary protection certificates and the like with respect to each such Patent; provided, however, that (i) until the Shares Issuance Date, LICENSOR shall bear the costs of such activities and LICENSOR shall carry out such activities in a manner which is consistent with its practice to date, with the aim of preserving those patent rights, and continuing the prosecution of those patent applications - in each case - which it has obtained (with respect to patents), or filed and maintained (with respect to patent applications), to date; (ii) after the Shares Issuance Date, LICENSEE shall bear the costs paid to third parties of such activities, and LICENSOR shall carry out such activities in a manner which is consistent with reasonable instructions which it shall receive from LICENSEE.

5.2    Notice of Infringement. LICENSOR shall promptly notify LICENSEE in writing of any actual or suspected infringement of any Medical Device Intellectual Property, and shall provide LICENSEE any available evidence or other information in LICENSOR’s possession that pertains to such infringement to the extent LICENSOR is lawfully permitted to do so.

5.3    Patent Infringement Actions. LICENSEE shall have no obligation, and LICENSOR shall have no right, to (a) initiate any allegations or proceedings against any Third Party alleging that such Third Party infringes the Medical Device Intellectual Property, or (b) respond to any allegations or proceedings by any Third Party against LICENSEE seeking a declaration that such Third Party does not infringe the Medical Device Intellectual Property or that any of the Medical Device Intellectual Property are invalid or unenforceable (collectively, a “Patent Dispute”). As between the Parties, LICENSEE shall, subject to Section 7.5 of the Purchase Agreement, have the sole right, at its sole cost and expense, to prosecute and defend any Patent Dispute and to retain any monetary award in its favor.

ARTICLE 6
Certain REPRESENTATIONS, WARRANTIES and Disclaimers

6.1    Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party that, as of the Effective Date:

6.1.1    such Party has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement; and

6.1.2    this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any applicable law, regulation or rule of any Governmental Body having jurisdiction over it; and

6.1.3    such Party has obtained all necessary consents, approvals and authorizations of all Government Bodies and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement, including, without limitation, in the case of LICENSOR, the approval of the OCS; and

6.1.4    there is no action or proceeding pending against such Party or, to such Party’s actual knowledge, threatened against such Party that questions the validity of this Agreement or any action taken by such Party in connection with the execution of this Agreement.

6.2    Additional Representations of LICENSOR. LICENSOR hereby represents and warrants to LICENSEE that LICENSOR has the right to grant the License to LICENSEE pursuant to Section 2.1.

6.3    Disclaimer of Warranties. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 6.1 AND 6.2 OF THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW.

ARTICLE 7
TERM AND TERMINATION

7.1    Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided in Section 7.2, shall continue in effect until the Subsequent Closing Date (as defined in the Purchase Agreement), upon which it shall automatically expire. Notwithstanding the aforesaid in the prior sentence, in the event that the Purchase Agreement is duly terminated after the Effective Date by LICENSEE (other than under Section 10.1(b)(iii) of the Purchase Agreement and after return of the Initial Closing Cash Consideration, in which case this Agreement shall terminate), this Agreement shall continue in effect, until and unless terminated pursuant to Section 7.2 below; provided, however, that notwithstanding anything to the contrary in this Agreement, the continuance of the License after the termination date of the Purchase Agreement shall be subject to the payment of license fees by the LICENSEE to the LICENSOR, which equal 50% of the consideration which would be payable under the Purchase Agreement to Seller had the Purchase Agreement remained in effect (including 50% of the Milestone Payments and 50% of the Contingent Asset Purchase Payments, less any amounts which were already paid by Buyer prior to the termination date of the Purchase Agreement) (the “License Fees”). The License Fees shall be payable to LICENSOR, periodically, on such dates as each portion of the consideration, as applicable, would have become due for payment in accordance with the provisions of the Purchase Agreement (as applicable), had the Purchase Agreement remained in effect.

7.2    Termination.

7.2.1    LICENSEE shall have the right to terminate this Agreement and the License in their entirety for any reason or no reason, upon thirty (30) days written notice to LICENSOR.

7.2.2    LICENSOR shall have the right to terminate this Agreement and the License, upon ten (10) days prior written notice to LICENSEE in the event that Buyer fails to issue the Shares under circumstances in which all the conditions to the issuance of the Shares set forth in Section 2.4(b) of the Purchase Agreement have been satisfied, and fails to cure such failure to issue the Shares prior to the end of such ten (10) day period.

7.2.3    This Agreement and the License may be terminated by either Party upon the occurrence of any of the following which is not stayed or vacated within sixty (60) days of such occurrence : (a) petition in bankruptcy filed by or against the other Party; (b) adjudication of the other Party as bankrupt or insolvent; (c) appointment of a liquidator, receiver or trustee for all or a substantial part of the other Party's property; or (d) an assignment for the benefit of creditors of the other Party.

7.3    Rights in Bankruptcy. The rights and licenses granted under Section 2.1 of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as the licensee of certain such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

7.4    Survival. The following Articles and Sections, together with any definitions used or Exhibits referenced therein, will survive any expiration or termination of this Agreement: Article 1 (Definitions), Article 4 (Confidentiality), Article 8 (Indemnification, Liability and Insurance) and Article 9 (Miscellaneous); 7.3 (Rights in Bankruptcy) and 7.4 (Survival).

ARTICLE 8
INDEMNIFICATION AND LIABILITY

8.1    Indemnification by LICENSEE. LICENSEE shall defend and indemnify LICENSOR and its Affiliates, and their respective directors, officers, employees, representatives, agents and counsel, and the successors and assigns of the foregoing (the “LICENSOR Indemnitees”), from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and/or arbitration) (collectively, “Losses”) in connection with any and all claims, suits or proceedings brought by a Third Party against a LICENSOR Indemnitee, arising from or occurring as a result of: (a) the marketing, manufacture, distribution, sale or commercialization of the Medical Device Products conducted by LICENSEE, its Affiliates or sublicensees, (b) LICENSEE’s breach of any of its representations, warranties or covenants under this Agreement, (c) any claim of product liability or damage to person or property or death resulting from the use or consumption of a Medical Device Product manufactured by LICENSEE, its Affiliates or sublicensees after the Effective Date, or (d) the negligence or willful misconduct of LICENSEE, its Affiliates or sublicensees, in each case, except to the extent that LICENSOR is obligated to indemnify LICENSEE under Section 8.2.
8.2    Indemnification by LICENSOR. LICENSOR shall defend and indemnify LICENSEE and its Affiliates and their respective directors, officers, employees, representatives, agents and counsel and the successors and assigns of the foregoing (the “LICENSEE Indemnitees”), from and against any and all Losses in connection with any and all claims, suits or proceedings brought by a Third Party against a LICENSEE Indemnitee, arising from or occurring as a result of: (a) LICENSOR’s breach of any of its representations, warranties or covenants under this Agreement, (b) any claim of product liability or damage to person or property or death resulting from the use or consumption of a Medical Device Product manufactured by LICENSOR, its Affiliates or sublicensees prior on or prior to the Effective Date or (c) the negligence or willful misconduct of LICENSOR, except, in each case, to the extent that LICENSEE is obligated to indemnify LICENSOR under Section 8.1.

8.3    Indemnification Procedures. The obligations to indemnify, defend, and hold harmless set forth in Sections 8.1 and 8.2 shall be contingent upon the Party seeking indemnification (the “Indemnitee”): (a) promptly notifying the indemnifying Party of any Losses or discovery of fact upon which such Indemnitee intends to base a request for indemnification within ten (10) days of receipt of same; provided, however, that Indemnitee’s failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnification obligation except to the extent the indemnifying Party is prejudiced thereby; (b) allowing the indemnifying Party and/or its insurers the right to assume direction and control of the defense of any such claim, demand or suit; (c) using its best efforts to cooperate with the indemnifying Party and/or its insurers, at the indemnifying Party’s expense, in the defense of such claim, demand or suit; and (d) agreeing not to settle or compromise any claim, demand or suit without prior written authorization of the indemnifying Party. The Indemnitee shall have the right to participate in the defense of any such claim, demand or suit referred to in this Section utilizing attorneys of its choice, at its own expense, provided, however, that the indemnifying Party shall have full authority and control to handle any such claim, demand or suit.

8.4    Limitation on Liability. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN LAW, EQUITY, CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS OR OPPORTUNITIES OR DIMINUTION OF GOODWILL SUFFERED BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS A RESULT OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS Article 8.

ARTICLE 9
MISCELLANEOUS

9.1    Governing Law; Resolution of Conflicts; Arbitration.

9.1.1    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (USA), without regard applicable principles of conflicts of law, except that the arbitration clause in Section 9.1.2 and any arbitration hereunder shall be governed by the Arbitration Rules of the United Nations Commission on International Trade Law (“UNCITRAL Arbitration Rules”).
9.1.2    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including the determination of the scope of the agreement to arbitrate, shall be finally settled by arbitration in accordance with the UNCITRAL Arbitration Rules applicable at the time of submission of the dispute to arbitration. The American Arbitration Association (the “AAA”) shall be the appointing authority and shall appoint a panel of three (3) arbitrators. The arbitration case, including the appointment of arbitrators, shall be administered by the AAA in accordance with its “Procedures for Cases Under the UNCITRAL Arbitration Rules.” The place of the arbitration shall be New York, New York (USA), and the exclusive language to be used for the arbitral proceedings shall be English. Judgment upon any award(s) rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators are authorized to include in their award an allocation to any party of such costs and expenses, including attorneys’ fees, as the arbitrators shall deem reasonable. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority. Nothing in this Agreement shall prevent any party from seeking provisional measures from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate

9.2    Assignment. No Party may assign any of its rights under this Agreement except with the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that (a) LICENSEE may assign, sublicense or otherwise transfer, in whole or in part, its rights under this

Agreement in the same circumstance and upon the same terms that Buyer may assign its rights and obligations under the Purchase Agreement as set forth in section 12.4 of the Purchase Agreement. Any purported assignment of rights in violation of this Section 9.2 is void.

9.3    Notices. All notices or other communications that are required or permitted under this Agreement shall be deemed given or delivered when delivered personally, via email or telecopier or five (5) days after being sent, when sent by registered or certified mail, or one (1) day after being sent, when sent by overnight courier, addressed as follows:

For LICENSOR:	with a copy to (which shall not constitute notice):
N.L.T Spine Ltd. 6 Yad Harutzim St. Kfar Saba, 4464103 Israel Attention: Eli Gendler and Netanel Sharbani Email: eli@cfoservices.co.il; netanel.s@nlt-spine.com Facsimile: n/a	Amit, Pollak, Matalon & Co. APM House 18 Raoul Wallenberg St. Building D, 6th Floor Ramat Hachayal, Tel Aviv, 6971915 Israel Attention: Daniel Marcus Email: d_marcus@apm-law.com Facsimile: 972-73-380-0622
For LICENSEE:	with a copy to (which shall not constitute notice):
SeaSpine Holdings Corporation 5770 Armada Drive Carlsbad, CA 92008 U.S.A. Attention: General Counsel Email: patrick.keran@seaspine.com	DLA Piper LLP (US) 4365 Executive Drive, 11th Floor San Diego, CA 92121 U.S.A. Attention: Michael S. Kagnoff, Esq. Email: michael.kagnoff@dlapiper.com Facsimile: (858) 638-5122 or to such other address as such Party may indicate by a notice delivered to the other Parties hereto.
9.4.    Independent Status. The Parties agree that the relationship of LICENSOR and LICENSEE established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency, partnership or any other relationship. Except as may be specifically provided herein, no Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of any other Party, or otherwise act as an agent for any other Party for any purpose.

9.5    Interpretation. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party that drafted such terms and provisions.

9.6    Entire Agreement; Amendment. This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes and terminates all prior and contemporaneous discussions, agreements and writings of the Parties with the exception of the Purchase Agreement. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each Party.

9.7    Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

9.8    Headings; Rules of Construction. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits shall refer to the particular Articles, Sections or Exhibits of or to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” means a calendar day unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the word “hereof,” “herein,” “hereby” and derivative or similar word refers to this Agreement (including any Exhibits and Schedules); (e) the word “or” has its inclusive meaning identified with the phrase “and/or;” (f) the words “shall” and “will” have the same obligatory meaning; (g) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; and (h) words of any gender include the other gender.

9.9    Severability. If any provision of this Agreement or application thereof to anyone is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. Further, the judicial or other competent authority making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases as necessary to render, such provision enforceable in such jurisdiction.

9.10    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

9.11    Third Party Beneficiaries. Except for the rights to indemnification provided for a Party’s Indemnitees pursuant to Article 8, all rights, benefits and remedies under this Agreement are solely intended for the benefit of the Parties (including any successor in interest or permitted assigns), and except for rights to indemnification expressly provided pursuant to Article 8, no Third Party shall have any rights whatsoever to (a) enforce any obligation contained in this Agreement (b) seek a benefit or remedy for any breach of this Agreement, or (c) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

9.12    Counterparts. This Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the LICENSOR and LICENSEE has caused this Agreement to be duly executed on its behalf by its authorized officer as of the date first written above.

LICENSOR	LICENSEE
N.L.T. Spine Ltd.	SeaSpine Holdings Corporation
By:	By:
Name:	Name:
Title:	Title:

Exhibit D
Seller Non-Competition and Non-Solicitation Agreement

Exhibit E

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (the “Agreement”), executed as of September, 2016, is made by and between SeaSpine Holdings Corporation] a Delaware corporation (“Buyer”) and N.L.T Spine Ltd., a company organized under the laws of the State of Israel ( “Seller”). All capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Asset Purchase Agreement (the “Purchase Agreement”), dated as of August 17, 2016, by and between Buyer and Seller.

RECITALS

WHEREAS, pursuant to the Purchase Agreement, Buyer will acquire substantially all of the assets and certain of the liabilities of Seller related to the Medical Device Business; and

WHEREAS, Buyer desires that Seller continue to provide to Buyer after the Initial Closing Date certain services currently provided by Seller and used to support its existing customers in the Medical Device Business;

WHEREAS, Seller’s entering into this Agreement is a material inducement for Buyer agreeing to enter into and complete the transactions contemplated by the Purchase Agreement; and

WHEREAS, pursuant to the Purchase Agreement, it is contemplated that this Agreement be executed in order that the provision of transition services be established upon the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and the benefits to be derived herefrom, the Parties agree as follows:

ARTICLE 1
SERVICES
1.1    Services.

(a)    Subject to the terms and conditions of this Agreement, commencing on the Initial Closing Date, Seller will provide Buyer with the support and other services (the “Services”), and Buyer will reimburse Seller for certain expenses, in each case, as described in Exhibit A hereto, in accordance with the terms of this Agreement.

(b)    From and after the Initial Closing Date, within ten (10) days after the end of each calendar month, Seller will submit to Buyer reasonably detailed invoices describing Seller’s actual expenses incurred for each line-item set forth in Annex 1 of Exhibit A during the prior calendar month. Within 30 days of receipt of an invoice reasonably acceptable to Buyer, Buyer shall pay Seller the amount of such expenses; provided, however, that Buyer shall have no obligation to pay for any expenses that exceed that maximum amount for such category in Annex 1 of Exhibit A, unless Buyer previously has approved in writing a greater amount (and then only up to such greater amount).

(c)    The Services to be performed shall be of essentially the same quality, and nature as is at least equal to the quality, and nature of similar services being provided by Seller to the Medical Device Business as of the date hereof.

(d)    Buyer shall, in a timely manner, take all such commercially reasonable actions as may be necessary in order to enable or assist Seller in the provision of the Services, including, but not limited to, providing necessary information and specific authorizations and approvals, and Seller shall be relieved of its obligations hereunder to the extent that Buyer’s failure to take any such action renders performance by Seller of such obligations unlawful or impracticable.

1.2    Personnel. Seller warrants for the benefit of Buyer that it will only use qualified, appropriately skilled and experienced Persons in the performance of the Services during the term of this Agreement. In providing any Service, Seller may, as it deems necessary or appropriate in its sole discretion, (a) use its personnel or that of its Affiliates, and (b) employ third parties to the extent Seller routinely utilizes such third parties to provide such Service or are reasonably necessary for the efficient performance of any of the Services.

1.3    Additional Services. From and after the Initial Closing Date until the expiration or termination of all of the Services to be provided hereunder, if Seller shall provide any service (other than the Services identified on Exhibit A) at the written request of Buyer and agreement of Seller (“Additional Services”), then Buyer and Seller shall mutually agree in good faith on the price payable to Seller for the provision of such Additional Services.

1.4    Quality of Services.

(a)    Seller shall use commercially reasonable efforts to provide the Services and any additional services, if applicable, (i) in a professional, competent, diligent and careful manner, in full accordance with the highest industry practice, and in material compliance with applicable Legal Requirements.

(b)    The Parties will consult with each other in good faith, as required, with respect to amending or modifying the Services, and the furnishing of and payment for additional services, extraordinary items and the like.

(c)    Upon termination of the provision of any Service, Seller shall provide copies of all records (in any format, electronic or otherwise) in Seller’s possession or under Seller’s control related to the provision of such Service under this Agreement.

1.5    Rights in Work Product. All rights, including intellectual property rights, in any work product resulting from or in connection with the Services shall be owned by Seller only, shall be subject to the Exclusive License Agreement being entered into by the parties on the date hereof, and shall be included in the Purchased Assets which will be purchased by Buyer at the Subsequent Closing pursuant to the Purchase Agreement.

ARTICLE 2
INDEMNITY; LIMITATION OF LIABILITY

2.1    Indemnities. Buyer hereby agrees to indemnify, defend and hold Seller and its Affiliates (collectively, the “Seller Indemnitees”) harmless from and against any and all liabilities, losses, damages, expenses, fines and penalties of any kind, including costs of collections and reasonable attorneys’ fees and disbursements (collectively, “Indemnifiable Damages”) incurred by Seller Indemnitees either: (a) as the result of any claim made against Seller Indemnitees by any third party arising out of Seller’s provision of the Services (except to the extent, and only to the extent, of Seller’s liability to Buyer for the Services as provided in Section 2.2; or (b) arising out of Buyer’s negligence or malfeasance in connection with its use of the Services. Notwithstanding the foregoing, that Seller Indemnitees shall not be entitled to receive Indemnifiable Damages under Section 2.1(a) in the event the claim arose as a result of the gross negligence or willful misconduct of Seller or its Affiliates.

2.2    LIMITATION OF LIABILITY. Except as specified herein, Seller does not make, and expressly disclaims, any representations or warranties of any kind, express or implied, with respect to any Services to be provided hereunder including, without limitation, the implied warranties of merchantability and fitness for a particular purpose. Notwithstanding any other provision in this Agreement (or the Exhibits hereto) to the contrary, in no event shall either Party be liable for incidental, special or consequential damages (including lost profits or lost revenues) of the other or its Affiliates, successors or assigns, as a result of or arising from this Agreement or the provision of services hereunder, regardless of whether such liability arises in tort, contract, breach of warranty or otherwise, except with respect to an intentional breach of Article 4.

ARTICLE 3
TERM AND TERMINATION

3.1    Term. This Agreement shall become effective as of the Initial Closing Date and shall continue with respect to each Service until the earlier of: (a) the date that is one (1) year following the Initial Closing Date; (b) the date that is sixty (60) days, or with respect to manufacturing or other services described in Exhibit A, the number of days set forth in Exhibit A in respect of such services, following Buyer’s written notice to Seller of termination of this Agreement; or (c) the effective date of the termination of the Purchase Agreement; provided, however, Buyer may not provide a written notice pursuant to clause (b) of this Section 3.1 until ninety (90) days after the Initial Closing Date has elapsed.

3.2    Survival of Certain Obligations. The following Articles and Sections shall survive the termination or expiration, in whole or in part, of this Agreement: Article 2, Article 4 and Article 5 and this Section 3.2.

ARTICLE 4
CONFIDENTIALITY

4.1    Each of Buyer and Seller agrees that it will keep confidential all documents, materials and other information which it shall have obtained regarding the other Party during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, including but not limited to the content and terms of this Agreement, all in accordance with the terms of the Confidentiality Agreement.

ARTICLE 5
MISCELLANEOUS

5.1    Governing Law; Dispute Resolution.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (USA), without regard applicable principles of conflicts of law, except that the arbitration clause in Section 5.1(b) and any arbitration hereunder shall be governed by the Arbitration Rules of the United Nations Commission on International Trade Law (“UNCITRAL Arbitration Rules”).

(b)    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including the determination of the scope of the agreement to arbitrate, shall be finally settled by arbitration in accordance with the UNCITRAL Arbitration Rules applicable at the time of submission of the dispute to arbitration. The American Arbitration Association (the “AAA”) shall be the appointing authority and shall appoint a panel of three (3) arbitrators. The arbitration case, including the appointment of arbitrators, shall be administered by the AAA in accordance with its “Procedures for Cases Under the UNCITRAL Arbitration Rules.” The place of the arbitration shall be New York, New York (USA), and the exclusive language to be used for the arbitral proceedings shall be English. Judgment upon any award(s) rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators are authorized to include in their award an allocation to any party of such costs and expenses, including attorneys’ fees, as the arbitrators shall deem reasonable. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority. Nothing in this Agreement shall prevent any party from seeking provisional measures from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

5.2    Assignment. No Party may assign any of its rights under this Agreement except with the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that Buyer may assign, sublicense or otherwise transfer, in whole or in part, its rights under this Agreement to any Affiliate so long as such Affiliate is not less likely to be able to satisfy any remaining financial obligations hereunder than Buyer, and Seller’s consent shall not be required hereunder in connection therewith. Any purported assignment of rights in violation of this Section 5.2 is void.

5.3    Notices. All notices or other communications that are required or permitted under this Agreement shall be deemed given or delivered when delivered personally, via email or telecopier or five (5) days after being sent, when sent by registered or certified mail, or one (1) day after being sent, when sent by overnight courier, addressed as follows:

For Seller:	with a copy to (which shall not constitute notice):
N.L.T Spine Ltd. 6 Yad Harutzim St. Kfar Saba, 4464103 Israel Attention: Elie Gendler & Netanel Sharbani Email: eli@cfoservices.co.il; netanel@nlt-spin.com Facsimile: n/a	Amit, Pollak, Matalon & Co. APM House 18 Raoul Wallenberg St. Building D, 6th Floor Ramat Hachayal, Tel Aviv, 6971915 Israel Attention: Daniel Marcus Email: d_marcus@apm-law.com Facsimile: +972-73-380-0605
For Buyer:	with a copy to (which shall not constitute notice):
SeaSpine Holdings Corporation 5770 Armada Drive Carlsbad, CA 92008 U.S.A. Attention: General Counsel Email: patrick.keran@seaspine.com	DLA Piper LLP (US) 4365 Executive Drive, 11th Floor San Diego, CA 92121 U.S.A. Attention: Michael S. Kagnoff, Esq. Email: michael.kagnoff@dlapiper.com Facsimile: (858) 638-5122 or to such other address as such Party may indicate by a notice delivered to the other Parties hereto.

5.4    Independent Status. The Parties agree that the relationship of Seller and Buyer established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency, partnership or any other relationship. Except as may be specifically provided herein, no Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of any other Party, or otherwise act as an agent for any other Party for any purpose.

5.5    Interpretation. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party that drafted such terms and provisions.

5.6    Entire Agreement; Amendment. This Agreement, together with all attached Exhibits, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes and terminates all prior and contemporaneous discussions, agreements and writings of the Parties with the exception of the Purchase Agreement and the Exclusive License Agreement. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each Party.
5.7    Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

5.8    Headings; Rules of Construction. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits shall refer to the particular Articles, Sections or Exhibits of or to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” means a calendar day unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the word “hereof,” “herein,” “hereby” and derivative or similar word refers to this Agreement (including any Exhibits and Schedules); (e) the word “or” has its inclusive meaning identified with the phrase “and/or;” (f) the words “shall” and “will” have the same obligatory meaning; (g) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; and (h) words of any gender include the other gender.

5.9    Specific Enforcement. Seller acknowledges and agrees that Buyer would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by Seller in accordance with their specific terms or were otherwise breached. Accordingly Seller agrees that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond, this being in addition to any other remedy to which Buyer is entitled at law or in equity.

5.10    Severability. If any provision of this Agreement or application thereof to anyone is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. Further, the judicial or other competent authority making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases as necessary to render, such provision enforceable in such jurisdiction.

5.11    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

5.12    Counterparts. This Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Seller and Buyer has caused this Agreement to be duly executed on its behalf by its authorized officer as of the date first written above.

Seller	Buyer
N.L.T Spine Ltd.	SeaSpine Holdings Corporation
By:	By:
Name:	Name:
Title:	Title: